As filed with the Securities and Exchange Commission on August 31 , 2011
Registration No. 333-172944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Aluminum Foil, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-3350	27-1805188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building No. 35, No. 1 Cui Zhu Street, High-tech Development Area,
Zhengzhou City, Henan Province, China
(86) 371-67539696
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
2215 B. Renaissance Drive
Las Vegas, NV 89119
(800)927-9800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Securities and Exchange Commission send copies of all notices, orders and communications to:

William N. Haddad
Reed Smith LLP
599 Lexington Avenue
New York, NY   10022

Approximate date of commencement of proposed sale to public:  as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock	3,332,973 Shares	$2.00	$6,665,946	$773.92

Total			$6,665,946	$773.92

(1)           Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

  SUBJECT TO COMPLETION, DATED      , 2011

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 PROSPECTUS

  3,332,973 Shares

 China Aluminum Foil, Inc.

 Common Stock

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to  3,332,973 shares of our common stock issued to the selling shareholders.

We will not receive any proceeds from the sale by the selling shareholders of these shares.  We are paying the cost of registering the shares covered by this prospectus as well as various related expenses.  The selling shareholders are responsible for all discounts, selling commission and other costs related to the offer and sale of their shares.  If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-deals and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

The Selling shareholders are offering up to  3,332,973 shares of common stock. The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $           . We will not receive any proceeds of the sale of these securities.

The selling shareholders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the share purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once our shareholders have free trading shares; however, there is no guarantee that we will obtain a listing.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page  6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is      , 2011.

-i-

    Unless the context otherwise requires, the terms “we,” “us,” “our,” “China Aluminum,” and “the Company” refer to China Aluminum Foil, Inc., a Nevada corporation, and its consolidated subsidiaries.  References to “dollars” and “$” are to United States dollars. Any logos or trademarks mentioned in this prospectus are the property of their respective owners.

    You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

-ii-

SUMMARY

    This summary provides a brief overview of selected information from this prospectus and the documents incorporated by reference into this prospectus and does not contain all of the information you should consider in making your investment decision. This summary may not contain all of the information that may be important to you.  Please carefully read the entire prospectus, including the information under the heading “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision.

    Overview

    We were incorporated in the State of Nevada on January 29, 2010 as AJ Acquisition V, Inc.  Since inception, we have been engaged in organizational efforts and obtaining initial financing.  Our initial business purpose was to seek the acquisition of or merger with, an existing company.  On November 8, 2010 we filed an amendment to our articles of incorporation to change our name to China Aluminum Foil, Inc., and on November 8, 2010 we entered into, and closed, a share exchange agreement with Lucky Express, now our wholly owned subsidiary.  Prior to the share exchange with Lucky Express, we were a shell company with no business operations.

Current Business

    Upon acquiring Lucky Express pursuant to the share exchange, we adopted the business of Lucky Express.  We are mainly engaged in the development, production and distribution of various aluminum foils to domestic and overseas markets. Our aluminum foil products can be widely used in multiple industries for different purposes. Currently a majority of our products are used for household daily consumption and container production. However, we intend to expand into other high potential business segments, such as cigarette packaging, pharmaceutical packaging and electronic components.

    We have one production line with an annual capacity of approximately 20,000 metric tons. We plan to build or rent another production line to expand our capacity. Due to long-term efforts to streamline production process and reduce wastage and pollution during production, we were recognized as one of the “High Tech New Star Enterprises” in Henan province. We are also recognized for our strong R&D capabilities in the aluminum foil industry in central China.

    Principal Products

    Aluminum foil is a paper-thin sheet of rolled aluminum that can be torn easily and used to wrap and store food, in art, decoration, insulation and in heat exchangers. Because aluminum foil is paper-thin, the foil is extremely pliable and can be bent or wrapped around objects with ease. In North America, aluminum foil is sometimes alternatively called al-foil or alu-foil.

    We develop and manufacture various types of aluminum foils.  The production of aluminum foil involves a complex production process and requires advanced technology and equipment.  The principal products made by the Company range from 0.005mm to 0.08mm in thickness.  We purchase raw aluminum with thickness of 0.3mm and produce different types of aluminum foil by rolling process.  Currently our products mainly fall into two product segments:  aluminum foil used by households for daily consumption and aluminum foil used for the production of containers such as meal boxes, cake cups, as well as many other applications.

    Our Strengths:

    Superior  Quality of Aluminum Foil

    The quality of our products has consistently been rated the highest among aluminum foil customers in China.  Our product aluminum foil is manufactured using our licensed patented manufacturing technology, which was awarded Scientific Advancement Awards by Zhengzhou Municipal Government in 2007 and obtained official recognition by Henghan Province Scientific Technological Result in 2006.

    The licensed patented manufacturing technology enables us to produce aluminum foil of superior quality, in term of strength and price competitiveness, than our competitors.  Moreover, we are one of the few manufacturers in China who can manufacture aluminum foil with a thickness of 0.005mm or less.

    Large and Diverse Customer Base Across Several Markets and Industries

    Our products are in demand in a broad range of markets and industries. We believe this insulates us from any concentration risk or dependence on a certain industry.  A downturn in one industry may be made up for by increased demand in another industry which purchases our products. We sell our products to various industries, including, the appliance, manufacturing, telecommunications, food packaging industries.

    Our Cost Structure is Lower than the Average Cost Structure of our Competitors

    Our location, method of manufacture and our transportation costs allow us to maintain a cost structure that is lower than the average cost structure of our competitors. All of our manufacturing equipment is made in China with close collaboration with the equipment supplier which allows us to manufacture our products at a low cost. In addition, we are located in Zhengzhou, Henan Province, China which has one of the largest bauxite ore reserves in China, allowing us to transport products and supplies cost efficiently. We transport materials and products directly from the production facilities of a nearby company which allows us to limit our transportation costs.

    Proven Track Record of Growth

    We have had very strong annual growth of 158.8% through our first two years of operation and production of aluminum foil.  We have a strategic plan which we believe will allow us to continue this growth by expanding our production capacity and introducing higher margin products.

    Superior Technology and a Highly Efficient Manufacturing Process

    We have superior technology due to a license agreement which allows us to license 9 patents from an affiliate of ours.  We have developed a highly efficient manufacturing process through close collaboration with our equipment supplier pursuant to which we have been able to lower our costs and improve our yields.

    An Experienced and Dedicated Management Team

    Our management team members have an average of greater than 20 years of experience in the aluminum industry, and our management team has more than 100 years of experience in the aluminum industry.

    Growth Strategy:

    We intend to pursue the following strategies to achieve our goal:

    Continue to Increase Our Production Capacity

    We will continue to expand into new production lines and increase our production capacity of ultra-thin aluminum foil which is used in pharmaceutical and electronic industries.  We have leased a 1600mm cold-rolling production line, which is being implemented into our production process in phases.  We expect this  will increase capacity by approximately 15,000 metric tons, or 75% more than our  2010 capacity, by the end of 2011, when the 1600mm cold-rolling production line is scheduled to be operating at full capacity.

    Further Increase our Market Share and Economies of Scale

    We will expand our market share and customer base by expanding and improving our product quality and lowering production and sales cost which will allow us to increasingly capitalize on economies of scale.

Introduce New Products with Higher Margins

We plan to begin production of aluminum foil products used in pharmaceutical packaging and electronic components since such products have much higher margins and offer significant growth opportunities.

Expand our Product Offerings in Emerging Markets

We intend to increase revenues by exporting our products to emerging markets including but not limited to Southeast Asia, Africa and Latin America.

Continue to Enhance Manufacturing Efficiencies

We will focus our research and development on advanced processing techniques to develop more sophisticated products that command higher margins, and we will continue to improve margins through increased efficiencies in our production process.

Our Corporate Information

We were incorporated in the State of Nevada on January 29, 2010 as AJ Acquisition V, Inc. Since inception we have been engaged in organizational efforts and obtaining initial financing. Our business purpose was to seek the acquisition of or merger with, an existing company.  On November 8, 2010 we filed an amendment to our articles of incorporation to change our name to China Aluminum Foil, Inc., and on November 8, 2010 we entered into, and closed, a share exchange agreement with Lucky Express, now our wholly owned subsidiary.

Our principal offices are located at Building No.35, No.1 Cui Zhu Street, High-tech Development Area, Zhengzhou City, Henan Province, China.  Our telephone number is (86) 371-67539696.  Our fiscal year end is June 30.

THE OFFERING

Common stock outstanding before the offering	10,201,011 shares as of August 31 , 2011.

Common stock offered by selling shareholders	Consists of up to 3,332,973 shares of our common stock issued or issuable to the selling shareholders

Common stock to be outstanding after the offering	10,201,011 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $           .  We will not receive any proceeds of the sale of these securities.  See “Use of Proceeds” for a complete description.

Ticker Symbol
Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once our shareholders have free trading shares; however, there is no guarantee that we will obtain a listing.

Risk Factors
Please read the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following income statement data for the nine months ended March 31, 2011 and March 31, 2010 and balance sheet data as of March 31, 2011 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus.  The income statement data for the years ended June 30, 2010 and June 30, 2009 were derived from our audited consolidated financial statements included elsewhere in this prospectus.  These historical results are not necessarily indicative of results to be expected in any future period.  You should read the following summary financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere.

STATEMENT OF INCOME DATA
(In thousands except per share data)

	Twelve Months Ended		Nine Months Ended
	June 30, 2010	June 30, 2009	March 31, 2011	March 31, 2010
	(Unaudited)		(Unaudited)
Sales revenue	44,133	$17,053	$53,483	$27,655
Cost of goods sold	42,001	18,002	51,908	26,378
Gross Profit	2,132	(949)	1,575	1,277

Operating expenses
Selling expenses	397	150	83	288
General and administrative expenses	580	330	342	293
Total operating expenses	977	480	425	581

Income (loss) from operations	1,155	(1,429)	1,150	696
Interest income	1	2	23	1
Bank Charge	(6)	(1)	(1)	(1)

Income (loss) before income tax	1,150	(1,428)	1,172	696

Current Income Tax Expense	-	-	312	-
Deferred Income Tax Benefit	-	-	(231)	-

Net Income (Loss)	1,150	$(1,428)	$1,091	$696

Other comprehensive income
Foreign currency translation adjustments	15	9	642	278
Total Comprehensive Income (Loss)	1,165	$(1,419)	$1,733	$974

Earnings (loss)per share - basic and diluted	11.50	(14.28)	0.11	6.96
Weighted average shares outstanding - basic and diluted	100	100	10,073	100

	At June 30,		At December 31,
BALANCE SHEET DATA	2010	2009	2010
(In thousands)			(Unaudited)
Working capital (deficiency)
Total assets	$16,134	$7,877	$13,495
Short-term debt	-	-	-
Long-term debt (including current portion)	-	-	-
Total deferred credits and other liabilities	8,581	1,653	4,228
Stockholders' equity	7,553	6,224	9,267

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose some or all of your investment.

We expect to incur costs related to our planned acquisitions and expansion into new plants and ventures, which may not prove to be profitable. Moreover, any delays in our expansion plans could cause our profits to decline and jeopardize our business.

We anticipate that our proposed expansion of our production facilities may include the acquisition and construction of new or additional facilities. Our cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, our projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings of production facilities will delay our receipt of sales revenues from such facilities, which, when coupled with the increased costs and expenses of our expansion, could cause a decline in our profits.

Our plans to finance, develop, and expand our production facilities will be subject to many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. These projects may not become operational within their estimated time frames and budgets as projected at the time we enter into a particular agreement, or at all. In addition, we may develop projects as joint ventures in an effort to reduce our financial commitment to individual projects. The significant expenditures required to expand our production plants may not ultimately result in increased profits.

When our future expansion projects become operational, we will be required to add and train personnel, expand our management information systems and control expenses. If we do not successfully address our increased management needs or are otherwise unable to manage our growth effectively, our operating results could be materially and adversely affected.

Our products may not achieve market acceptance.

We are currently selling our products principally in Eastern, Central and Southern China.  Achieving market acceptance for our products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds.  There is substantial risk that any new markets may not accept or be as receptive to our products.  In addition, we intend to market our products as premium and super-premium quality products and to adopt a corresponding pricing model, which may not be accepted in new or existing markets.  Market acceptance of our current and proposed products will depend, in large part, upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing.  Our current and proposed products may not be accepted by consumers or able to compete effectively against other premium or non-premium products. Lack of market acceptance would limit our revenues and profitability.

The recent global economic and financial market crisis could significantly impact our financial condition.

Current global economic conditions could have a negative effect on our business and results of operations. Economic activity in China, United States and throughout much of the world has undergone a sudden, sharp economic downturn following the recent housing downturn and subprime lending collapse in both the United States and Europe.  Market disruptions have included extreme volatility in securities prices, as well as severely diminished liquidity and credit availability.  The economic crisis may adversely affect us in a variety of ways. Access to lines of credit or the capital markets may be severely restricted, which may preclude us from raising funds required for operations and to fund continued expansion.  It may be more difficult for us to complete strategic transactions with third parties. The financial and credit market turmoil could also negatively impact our suppliers and customers, which could decrease our ability to source, produce and distribute our products and could decrease demand for our products. While it is not possible to predict with certainty the duration or severity of the current disruption in financial and credit markets, if economic conditions continue to worsen, it is possible these factors could significantly impact our financial condition.

Our results of operations may be affected by fluctuations in availability and price of raw materials.

The raw materials we use are subject to price fluctuations due to various factors beyond our control, including, among other pertinent factors:

•	increasing market demand;

•	inflation;

•	severe climatic and environmental conditions;

•	commodity price fluctuations;

•	currency fluctuations; and

•	changes in governmental and agricultural regulations and programs.

For example, our raw material cost increased by approximately 20% in 2010 due to various factors, including, we believe, general economic conditions, such as inflation and fuel prices, and rising production costs.  We also expect that our raw material prices will continue to fluctuate and be affected by these factors in the future. Changes to our raw materials prices may result in increases in production and packaging costs, and we may be unable to raise the prices of our products to offset such increases in the short term or at all. As a result, our results of operations may be materially and adversely affected.

We are subject to public company reporting and other requirements for which we will incur substantial costs and our accounting and other management systems and resources may not be adequately prepared.

We incur significant legal, accounting, insurance and other expenses as a result of being a public company.  For example, laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, or SOX, and rules related to corporate governance and other matters subsequently adopted by the U.S. Securities and Exchange Commission, or the SEC, result in substantial costs to us, including legal and accounting costs, and may divert our management’s attention from other matters that are important to our business.  Compliance with Section 404 of SOX requires that our management annually assess the effectiveness of our internal control over financial reporting.

During the course of auditing our consolidated financial statements for the years ended June 30, 2009 and 2010, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting, as defined in AU 325, Communicating Internal Control Related Matters Identified in an Audit, of the AICPA Professional Standards.  A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls.  A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant’s financial reporting.  A “deficiency” in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The material weakness identified relates to a lack of sufficient accounting personnel to review the outputs from our finance function on a timely basis due to the additional demands of producing financial information to fulfill our public reporting requirements and lack of sufficient accounting personnel with appropriate technical expertise in U.S. GAAP.

We are taking steps to improve our internal control over financial reporting and disclosure controls, including (1) increasing resources so we have the appropriate levels of experience and technical expertise in U.S. GAAP, (2) providing additional accounting and financial reporting trainings for our existing personnel and  (3) standardizing our accounting systems by introducing additional monitoring programs and control procedures.

However, the implementation of these initiatives may not fully address the material weakness  in our internal control over financial reporting.  Our failure to cure the material weakness and significant deficiency or our failure to discover and address any other weaknesses or deficiencies may result in inaccuracies in our financial statements in accordance with U.S. GAAP or delay in preparing our financial statements.

Currently, none of our employees, including our Chief Financial Officer, who is responsible for preparing and supervising the preparation of our financial statements, have any formal training in U.S. GAAP and SEC rules and regulations.  Therefore, there is a risk that our current or future financial statements may not be properly prepared in accordance with U.S. GAAP or that our current or future disclosures are not in compliance with SEC rules and regulations.  We are planning to hire the financial experts with US GAAP knowledge in the near future.

We significantly depend on our management team.

Chuanhong Xie, our executive officer, who holds multiple executive positions is responsible for an important aspect of our operations. In addition, we rely on management and senior personnel to ensure that our sourcing, production, sales, distribution and other business functions are effective. Losing the services of our executive officer or key personnel could be detrimental to our operations. We do not have key-man life insurance for our executive officer or any  other employees.

Investors may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Nevada.  However, a majority of our directors and executive officers, and certain of our principal shareholders, live outside of the U.S., principally in China. As a result, you may not be able to effect service of process upon those persons within the U.S. or enforce against those persons judgments obtained in U.S. courts.

We face substantial competition in connection with the marketing and sale of our products.

Our products compete with other premium quality brands as well as less expensive, non-premium brands. Our products face competition from non-premium producers distributing in our marketing area and other producers packaging their products in our marketing area. Many of our competitors are well established, have greater financial, marketing, personnel and other resources, have more established distribution channels into major markets, and have products that have gained wide customer acceptance in the marketplace. Our largest competitors are multinational companies and companies owned by the government of China.  The greater financial resources of such competitors will permit them to procure a large amount of raw material at a volume discount and to implement extensive marketing  and promotional programs, both generally and in direct response to advertising efforts by us. The aluminum foil industry in China is also characterized by the introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products that have superior qualities or gain wider market acceptance than ours.

Doing business in China involves various political and economic risks.

We conduct substantially all of our operations and generate significant amount of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement and regulation;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	government control over the allocation of many resources.

As China’s economy has been transitioning from a planned economy to a more market-oriented economy, the government of China has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall economy of China, they may also have a negative effect on us.

Although the government of China has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.  Any adverse change in the economic conditions or government conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of consumer spending in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

Extensive regulation of our industry in China could increase our expenses resulting in reduced profits.

We are subject to extensive regulation by China’s National Development and Reform Committee Ministry, and by other provincial and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products.  Other applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, provincial and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, we may fall out of substantial compliance with current laws and regulations or may be unable to comply with any future laws and regulations. To the extent that new regulations are adopted, we will be required, possibly at considerable expense, to adjust our activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

Regulations affecting acquisitions of PRC companies by foreign entities may make it more difficult for us to complete acquisitions and grow our business.

In 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued a public notice, known as “Circular 75,” concerning the application of foreign exchange regulations to mergers and acquisitions involving foreign investment in China.  Among other things, the public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities.  Under Circular 75, if an acquisition of a PRC company by an offshore company controlled by PRC residents occurred prior to the issuance of Circular 75, certain PRC residents were required to submit a registration form to the local SAFE branch to register their ownership interests in the offshore company before March 31, 2006.  Such PRC residents must also amend the registration form if there is a material event affecting the offshore company, such as, among other things, a change to the company’s share capital, a transfer of shares, or if the company is involved in a merger, an acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations.

As there is still significant uncertainty in China regarding the interpretation and implementation of Circular 75, we cannot predict how these regulations will affect our future acquisition strategy and business operations. For example, if we decide to acquire additional PRC companies, we or the owners of such companies may not be able to complete the filings and registrations, if any, required by the SAFE notices. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In addition, in 2006 six PRC regulatory authorities, including the PRC Ministry of Commerce and the PRC Securities Regulatory Commission, jointly promulgated a rule entitled “Provisions regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors,” or the New M&A Rules. The New M&A Rules establish additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including, in some circumstances, advance notice to the Ministry of Commerce of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Compliance with the New M&A Rules, and any related approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The PRC government’s recent measures to curb inflation rates could adversely affect future results of operations.

China has faced rising inflation in recent years. The government of China undertook various measures to alleviate the effects of inflation, especially with respect to key commodities.  In January 2008, the PRC National Development and Reform Commission announced national price controls on various products.  Similarly, the government of China may conclude that the prices of our products are too high and may institute price controls that would limit our ability to set prices for our products as we might wish.  The government of China has also encouraged local governments to institute price controls on similar products.  Such price controls could adversely affect our future results of operations and, accordingly, the price of our common stock.

The PRC currency is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

The PRC currency, the “Renminbi” or “RMB,” is not freely convertible into other foreign currencies, and we receive substantially all of our revenues in Renminbi. We rely on the PRC government’s foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies that are required for current account transactions can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government. This substantial regulation by the PRC government of foreign currency exchange may restrict our business operations and a change in any of these government policies could negatively impact our operations, which could result in a loss of profits.

In order for our China subsidiaries to pay dividends to us, a conversion of Renminbi into U.S. dollars or USD  is required, which, if not permitted by the PRC government, would interrupt our cash flows. Under current PRC law, the conversion of Renminbi into foreign currency for capital account transactions generally requires approval from SAFE and, in some cases, other government agencies. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon our ability to meet our cash needs and to pay dividends to our shareholders. Although our subsidiaries’ classification as wholly foreign-owned enterprises, or WFOEs, under PRC law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so.  Any inability to repatriate funds to us would in turn prevent us from utilizing our PRC cash to pay creditors in U.S. dollars or other currencies or to pay dividends to our shareholders.

Fluctuations in the exchange rate between the PRC currency and the U.S. dollar could adversely affect our operating results.

The functional currency of our operations in China is the Renminbi. However, results of our operations are translated at average exchange rates into U.S. dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. We do not currently use hedging techniques, and any hedging techniques we may use in the future may not eliminate, and may exacerbate, the effects of currency fluctuations. Thus, exchange rate fluctuations could cause our profits, and therefore our stock prices, to decline.

Under the New EIT Law, we may be classified as a “resident enterprise” of China, which would likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under China’s Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, which became effective in 2008, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes.  Under the implementing rules of the New EIT Law, de facto management means substantial and overall management and control over the production and operations, personnel, accounting, and properties of the enterprise.  Because the New EIT Law and its implementing rules are new, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that China Aluminum Foil, Inc. is a “resident enterprise” for PRC enterprise income tax purposes, unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” such dividends may be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.  Although we are monitoring the possibility of “resident enterprise” treatment for the 2008 and 2009 tax years and evaluating appropriate organizational changes to avoid this treatment, our efforts and evaluation may prove unsuccessful and incorrect.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to tax in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

Certain judgments obtained against us by our shareholders may not be enforceable.

The majority of our assets and business operations are located in China.  In addition, all of our directors and executive officers, some of the experts named in this prospectus and the selling shareholders reside in jurisdictions outside of the United States and substantially all of the assets of these persons are located in jurisdictions outside of the United States.  As a result, it may not be possible to effect service of process within the United States or elsewhere upon these directors, executive officers and experts, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  For example, China does not have a treaty with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts.  As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in Chinese court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise.

We do not intend to pay and may be restricted from paying dividends on our common stock.

We have never declared or paid dividends on our capital stock and we do not intend to declare dividends in the foreseeable future. We currently intend to retain future earnings to fund our continued growth. Furthermore, if we decide to pay dividends, foreign exchange and other regulations in China may restrict our ability to distribute retained earnings from China or convert those payments from Renminbi into foreign currencies.

Lack of bank deposit insurance puts our funds at risk of loss from bank foreclosures or insolvencies.

We maintain certain bank accounts in China that are not protected by any insurance. As of June 30, 2010, Shensheng held approximately RMB 839 thousand in bank accounts in China.  As of December 30, 2010, Shensheng held approximately RMB 14.6 million in bank accounts in China.  If a PRC bank holding our funds experienced insolvency, it may not permit us to withdraw our funds, which would result in a loss of such funds and reduction of our net assets.

Limited and uncertain trademark protection in China makes the ownership and use of our trademark uncertain.

We have obtained trademark registrations for the use of our trade name “中园,” Chinese, which have been registered with the PRC Trademark Bureau of the State Administration for Industry and Commerce with respect to our products.  We are able to use this trademark pursuant to a license agreement with Zhengzhou Aluminum Co. Ltd.  We believe our trademark is important to the establishment of consumer recognition of our products.  However, due to uncertainties in PRC trademark law, the protection afforded by our trademark may be less than we currently expect and may, in fact, be insufficient. Moreover, even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful. Moreover, any events or conditions that negatively impact our trademark could have a material adverse effect on our business, operations and finances.

Our lack of patent protection could permit our competitors to copy our trade secrets and formula and thus gain a competitive advantage.

We own no patents covering our products or production processes, and we expect to rely principally on know-how and the confidentiality of our formula and production processes for our products in producing competitive product lines. We are licensed to use nine patents pursuant to a license agreement with Zhengzhou Aluminum Co., Ltd.. Any breach of confidentiality by our executives or employees having access to our formula and production processes could result in our competitors gaining access to such formula or production processes. The ensuing competitive disadvantage could reduce our revenues and our profits.

One of our shareholders owns a significant percentage of our stock and will be able to exercise significant influence over our affairs.

Congfu Li, our Chairman, beneficially owned approximately 32% of our common stock as of August 31 , 2011.  Our executive officers and directors as a group beneficially owned approximately 53% of our common stock as of August 31 , 2011.  Consequently, these individuals will likely be able to determine the composition of our board of directors, retain the voting power to approve certain matters requiring shareholder approval and continue to have significant influence over our operations.  The interests of these shareholders may be different than the interests of other shareholders on these matters.  This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Failure to comply with the U.S. Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and China’s anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

RISKS RELATED TO THE VIE AGREEMENTS

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

Shentong Investment manages and operates our aluminum foil production business through Shensheng pursuant to the rights it holds under the VIE Agreements. Almost all economic benefits and risks arising from Shensheng’s operations are transferred to Shentong Investment under these agreements. Details of the VIE Agreements are set out in “BUSINESS — Organization”.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Our PRC counsel has provided a legal opinion that the VIE Agreements are binding and enforceable under PRC law, but has further advised that if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of Shensheng or Shentong Investment;

•	imposing conditions or requirements in respect of the VIE Agreements with which Shensheng or Shentong Investment may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and

•	revoking the business licenses and/or the licenses or certificates of Shentong Investment, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Shensheng, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Shensheng under the VIE Agreements may not be as effective as direct ownership.

We conduct our aluminum foil production business in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Shensheng. However, the VIE Agreements may not be as effective in providing us with control over Shensheng as direct ownership. Under the current VIE arrangements, as a legal matter, if Shensheng fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) reply on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Shensheng, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If Shensheng or its shareholder fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Shensheng to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in the PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

Pursuant to our VIE agreements, all net profits of Shensheng shall be used to pay management fees to Shentong Investment. Adverse tax consequences may arise if the PRC tax authorities determine that these payment arrangements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes, which could result in us being subject to higher tax liability or cause other adverse financial consequences. Furthermore, the actual payment of the management fees to Shentong Investment may give rise to further PRC business tax and income tax obligations on the part of Shentong Investment.

The controlling shareholder of Shensheng may have potential conflicts of interest with our company that may adversely affect our business.

Congfu Li is our chairman of the board, and is also the largest shareholder of Zhengzhou Aluminum Co., Ltd, the sole shareholder of Shensheng. Conflicts could arise from time to time between our interests and the interests of Mr. Li.  Conflicts could also arise between us and Shensheng that would require our shareholders and Shensheng’s shareholders to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. Li will vote his shares in our best interest or otherwise act in the best interests of our company. If Mr. Li fails to act in our best interests, our operating performance and future growth could be adversely affected.

We rely on the approval certificates and business license held by Shensheng and any deterioration of the relationship between Shentong Investment and Shensheng could materially and adversely affect our business operations.

We operate our aluminum foil production business in China on the basis of the approval certificates, business license and other requisite licenses held by Shentong Investment and Shensheng. There is no assurance that Shentong Investment and Shensheng will be able to renew their licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Shensheng is governed by the VIE Agreements, which are intended to provide us with effective control over the business operations of Shensheng. However, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Shensheng could violate the VIE Agreements, become insolvent, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be materially harmed.

FORWARD-LOOKING STATEMENTS

Many statements made in this prospectus contain forward-looking statements that reflect our current expectations and views of future events. These statements include, but are not limited to, statements about our plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, our actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” and in other documents we file from time to time with the Securities and Exchange Commission, or the SEC.  All forward-looking statements included in this prospectus are based on information available to us on the date hereof.  You should not rely upon forward-looking statements as predictions of future events.  The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus.  Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once our shareholders have free trading shares; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

On August 31 , 2011,  there were 10,201,011 shares of our common stock issued and outstanding that were held by approximately 41 shareholders of record.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock and presently do not expect to declare or pay any such dividends in the foreseeable future.  Payment of dividends to our shareholders would require payment of dividends by our PRC subsidiaries to us.  This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the US.  Under current PRC law, the conversion of Renminbi into foreign currency for capital account transactions generally requires approval from SAFE and, in some cases, other government agencies.  Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon our ability to meet our cash needs, and to pay dividends to our shareholders.  Although our subsidiaries’ classification as WFOEs under PRC law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so.  Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Zhengzhou Shensheng Aluminum Foil Co., Ltd. or Shensheng or the VIE was originally formed on Feb 4, 2008.  We are a manufacturer of aluminum foil products in central China.  Demand for our aluminum foil is driven primarily by spending in the consumer products and electrical manufacturing industries.  We have benefited from continued improvement of living standard among Chinese consumers and strong growth of aluminum foil usage as the PRC has rapidly urbanized.

Our principal business is the production of aluminum foil ranging from 0.005mm to 0.08mm in thickness.  We operate one aluminum production line, which has an annual capacity of approximately 20,000 MT.  Our products are tailor-made to customers’ individual requirements.  China Aluminum Foil’s products are further processed by downstream manufacturers and incorporated into a wide variety of end products including, among others, home appliances, kitchen supplies, packaging, and specialized construction materials.  Our facilities and head office are located in Zhengzhou of Henan Province.

On September 2, 2010, Congfu Li acquired a total of 99,000 shares of AJ Acquisition Corp. V, Inc., from Gregg Jaclin and Richard Anslow, in a private transaction for total consideration of $40,000.  After the acquisition, Mr. Li owned 99% of the issued and outstanding stock of the AJ Acquisition Corp. V, Inc .

On November 8, 2010, we completed a reverse acquisition transaction through a share exchange with Lucky Express Limited or Lucky Express, a Hong Kong entity established on April 22, 2010, and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Lucky Express in exchange for 10,000,000 shares of our Common Stock which constituted 99% of our issued and outstanding common stock  immediately after the consummation of the reverse acquisition.

As a result of the reverse acquisition, Lucky Express became our wholly-owned subsidiary and the former stockholders of Lucky Express became our controlling stockholders.  The share exchange transaction with Lucky Express and the shareholders was treated as a reverse acquisition for accounting and financial reporting purposes, with Lucky Express as the acquirer and us as the acquired party.  After the reverse acquisition, we changed our name to China Aluminum Foil, Inc.  By virtue of our ownership of Lucky Express, we also own Zhengzhou Shentong Investment Consulting Co., Ltd. or Shentong Investment , which is a wholly owned foreign subsidiary of Lucky Express that effectively and substantially controls Shensheng, through a series of captive agreements known as variable interest agreements or the VIE Agreements with Shentong Investment .

Holding Company Structure

We are a holding company with no material operations of our own.  We conduct our operations in China primarily through our wholly owned subsidiary Shentong Investment and Shensheng which is controlled by us through a series of  contractual arrangements between Shentong Investment  and Shensheng and Zhengzhou Aluminum Co., Ltd., the sole shareholder of Shensheng or the  Shensheng Shareholder.  For a description of these contractual arrangements, see “Business-Organization".

However, this management control over Shensheng through contracts may not be as effective in providing operational control as direct ownership.  If Shensheng or Zhengzhou  Aluminum Foil Co. fails to perform its respective obligations under these contractual arrangements, we may incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance, injunctive relief or and claiming damages, which may not be effective.

Pursuant to the contractual arrangements between Shentong Investment,  Shensheng and Zhengzhou Aluminum Co., Ltd., Shensheng’s earnings and cash are used to pay consulting service fees in RMB to Shentong Investment  in the manner and amount set forth in these agreements.  After deducting  the withholding taxes applicable to Shentong Investment ‘s revenue and earnings, making appropriations for its statutory reserve requirement (see ‘Liquidity and Capital Resources’) and retaining any profits from accumulated profits, the remaining net profits of Shentong Investment would be available for distribution to its sole shareholder, Lucky Express (China) Ltd. and from Lucky Express to us.

Certain shareholders of ours are also directors and executive officers of our VIE.  PRC laws provide that a director or certain members of senior management owes a fiduciary duty to the company he directs or manages.  These individuals must therefore act in good faith and in the best interests of the relevant VIE and must not use their respective positions for personal gain.  These laws do not require them to consider our best interests when making decisions as a director or member of management of the relevant VIE.  Conflict may arise between these individuals’ fiduciary duties as director and officer of the VIE and our company.

We cannot assure you that when conflicts of interest arise, these individuals will act in the best interests of our company or that conflicts of interest will be resolved in our favor.  Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company and a conflict could result in these individuals as directors and officers of our company violating fiduciary duties to us.  In addition, these individuals may breach or cause our VIE to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our VIE and receive economic benefits from them.  If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business, and there would be substantial uncertainty as to the outcome of any such legal proceedings.

Critical Accounting Policies

The consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries and its VIE, Shensheng.  All significant inter-company transactions and balances have been eliminated in consolidation.

Through the contractual arrangements as described in Business-Organization, the Company’s wholly owned subsidiary, Shentong Investment, controls the critical and significant transactions of Shensheng, including operating activities, investing activities, financing activities and equity changes of Shensheng and is deemed the primary beneficiary of the VIE-Shensheng.  Accordingly, the results of Shensheng have been included in the accompanying consolidated financial statements for the years ended June 30, 2010 and 2009. The Company does not control Zhengzhou Aluminum Co., Ltd. either by equity interest or through any contractual arrangements, therefore the financial statements of Zhengzhou Aluminum Co., Ltd. is not included in the Company's consolidated financial statements.

Basis of preparation

The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of the Company and all of its wholly owned subsidiary and its VIE as of June 30, 2010 and 2009, and for the years ended June 30, 2010 and 2009, and have been prepared in accordance with U.S. Generally Accepted Accounting Principles or US GAAP.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries and its VIE, Shensheng. All significant inter-company transactions and balances have been eliminated in consolidation.

Because of the contractual arrangements as described in Business-Organization, which assigned all of Shensheng ‘s equity owners’ rights and obligations to Shentong Investment, resulting in the equity owners lacking the ability to make decisions that have a significant effect on Shensheng’s operations and because of the Shentong Investment’s ability to extract the profits from the operation of Shensheng and assume Shensheng’s residual benefits, Shentong Investment becomes the primary beneficiary of Shensheng.  Accordingly, the results of Shensheng have been included in the accompanying consolidated financial statements for the years ended June 30, 2010 and 2009.

Use of Estimates

In preparing financial statements in conformity with US GAAP , management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures”, adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables qualify as financial instruments. Management concluded the carrying values are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•
Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.  It is management’s opinion that as of June 30, 2010 and 2009, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet.  This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Revenue Recognition

We derived revenues from sales of aluminum foils products, aluminum ingots and providing processing services. We recognize sales in accordance with the  SEC Staff Accounting Bulletin or SAB No. 101, “Revenue Recognition in Financial Statements” and SAB No. 104, “Revenue Recognition.” We recognize revenue when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services were rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•
Growth in the Chinese Economy — We operate our facilities in China and derive significant portion of our revenues from sales to customers in China.  Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses.  China has experienced significant economic growth, achieving a compound annual growth rate of approximately 10% in real gross domestic product from 1996 through 2009.  (World Economic Outlook (April 2010) through International Monetary Fund Data Mapper).  China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession.  However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

•
Supply and Demand in the Aluminum Market — We are subject to macroeconomic factors dictating the supply and demand of aluminum and aluminum foil in the PRC.  Bauxite and aluminum prices have been volatile in the past, and while they have stabilized since the first quarter of 2009, our revenues and earnings could be dramatically affected by increases and decreases in bauxite and aluminum costs.

•
Production Capacity — In order to capture the market share and take advantage of the demand for our products, we have expanded, and wish to continue to expand our production capacity.  Increased capacity has had a significant impact on our ability to increase revenues and net income through increased product sales.  We have signed an operating lease for a newly constructed 15,000MT aluminum foil plant adjacent to our current facilities.  If we successfully expand our production capacity, we should be able to gain new customers in new markets.

•
Our Product Mix — Our gross margin is affected by our product mix.  We produce and sell products according to customer orders.  In general, we receive higher profit margins on our thinner products than we receive on our thicker products.  We therefore strive to allocate our capacity to the highest margin product mix possible for a given output tonnage by focusing our product mix on thinner products where possible.

Results of Operations

Comparison of Nine Months Ended March 31, 2011 and March 31, 2010 (Unaudited)

The following table sets forth key components of our results of operations during the nine month periods ended March 31, 2011 and 2010, both in dollars and as a percentage of our revenue.

	Nine Months Ended
	March 31, 2011		March 31, 2010
	(Unaudited)		(Unaudited)

Sales revenue	$53,482,873	100%	$27,654,919	100%

Cost of goods sold	51,908,416	97%	26,378,202	95%
Gross Profit	1,574,457	3%	1,276,717	5%
Operating expenses

Selling expenses	83,219	0.2%	287,798	1%
General and administrative expenses	342,282	1%	292,520	1%
Total operating expenses	425,501	1%	580,318	2%

Income (loss) from operations	1,148,956	2%	696,399	3%

Income (loss) before income tax	1,171,060	2%	696,179	3%

Current Income Tax Expense	311,798	1%	-	0%
Deferred Income Tax Benefit	(231,245)	-0.4%	-	0%

Net Income (Loss)	$1,090,507	2%	$696,179	3%

Other comprehensive income
Foreign currency translation adjustments	641,661	1%	277,793	1%
Total Comprehensive Income (Loss)	$1,732,168	3%	$973,972	4%

Revenue

Revenue for each product line, together with percentage contribution of each product line and their change analysis are summarized as follows:

	Nine months ended March 31, 2011		Nine months ended March 31, 2010		Change analysis
Aluminum foil	25,558,950	48%	12,844,568	46%	12,714,382	99%
Aluminum alloy	23,582,950	44%	12,294,070	44%	11,288,880	92%
Aluminum waste	3,305,705	6%	2,485,299	9%	820,406	33%
Foil Stock	1,013,465	2%	24,973	0.1%	988,492	3958%
Other revenue	21,803	0.04%	6,009	0.02%	15,794	263%
	53,482,873	100%	27,654,919	100%	25,827,954	93%

Aluminum foil is the Company’s main manufactured product.  Sale of aluminum alloy is a business line whereby the Company buys aluminum alloy and then sells it at a higher price.  Aluminum waste is material residuals from the manufacturing process that can be recycled as raw material.  We sell aluminum waste to Zhengzhou Aluminum at a price equivalent to the internally calculated production cost for producing aluminum foil.  Sale of foil stock is an accidental business line to our overall business.  Foil stock is the immediate preceding material before it’s further reduced to aluminum foil in various thickness; Other revenue mainly includes revenue of  processing fees charged to our customers who needed their materials processed.

For the nine months ended March 31, 2011, our revenue increased by 93% to $53 million as compared with revenue of $28 million for the nine months ended March 31, 2010.

Revenue generated from sale of aluminum foil increased more than $12 million, or 99%, for the nine months ended March 31, 2011 compared  with the same period ended March 31, 2010.  The increase was primarily driven by increase in sale tonnage volume of aluminum foil as the result of external market improvement and our increased sale efforts.  For the nine months ended March 31, 2011, sale tonnage of aluminum foil increased 94%, from 4,872 MT in the nine months ended March 31, 2010 to 9,454 MT in the same period of 2011.  In addition, the average selling price of aluminum foil which was denominated in RMB during the nine months ended March 31, 2011 also increased 1% compared with the same period in year 2010.  Finally, the total revenue from sale of aluminum foil was further positively affected by a 2% increase in value of RMB against USD as revenue was translated from RMB to USD.

Revenue generated from sale of aluminum alloy increased more than $11 million, or 92%, for the nine months ended March 31, 2011 compared  with the same period ended March 31, 2010.  The increase was primarily driven by increase in sale tonnage as the result of our increased effort to develop this business line.  For the nine months ended March 31, 2011, sale tonnage of aluminum alloy increased 83%, from 6,388 MT in the nine months ended March 31, 2010 to 11,708 MT in the nine months ended March 31, 2011.  At the same time, selling price of aluminum alloy which was denominated in RMB also increased 2% due to the same increase in the prevailing market rate for aluminum alloy.  Again, the overall increase of revenue from sale of aluminum alloy was also affected by the 2% increase in value of RMB against USD during the period.

Revenue from sale of aluminum waste for the nine months ended March 31, 2011 increased 33%  compared with the same period ended March 31, 2010. This increase was primarily attributable to the following:  a 21% increase in sales tonnage and a 7% increase in our average selling prices.

As described elsewhere herein, our Chinese VIE ,the main operating company, Shensheng’s functional currency is the RMB . We have no sales that are directly denominated in U.S. dollar.  Sales to overseas markets are dealt with through sale to Zhengzhou Aluminum, which then sells products overseas.

The sale prices of our transactions with Zhengzhou Aluminum Co., Ltd are denominated in Chinese Yuan  and are based on domestic prevailing RMB market rate of aluminum foil.  Gain or loss from currency fluctuation  is completely absorbed by Zhengzhou Aluminum.

Foreign currency translation adjustment.

For the nine months ended March 31, 2011, we reported an unrealized gain on foreign currency translation of $641,661 compared with $277,793 for the nine months ended March 31, 2010 which reflected  the effect of the value of the U.S. dollar in relation to RMB.  These gains are non-cash items.

The accompanying financial statements have been translated and presented in U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for net revenues, costs, and expenses.  Net gains resulting from foreign exchange transactions, if any, are included in the statements of income and do not have a significant effect on our financial statements.

Cost of Goods Sold

The following table summarizes the composition of the cost of goods sold with each component’s percentage of the total cost of goods sold.

	Nine months periods ended
	March 31, 2011		March 31, 2010		Change analysis
Manufacturing labor and utilities	1,016,178	2%	896,588	3%	119,590	13%
Manufacturing costs	1,743,971	3%	1,313,767	5%	430,204	33%
Raw material for aluminum foil	21,575,924	42%	9,403,661	36%	12,172,263	129%
Raw material for aluminum alloy	23,260,896	45%	12,244,210	46%	11,016,686	90%
Raw material for other revenue	4,311,447	8%	2,519,976	10%	1,791,471	71%
Total cost of goods sold	51,908,416	100%	26,378,202	100%	25,530,214	97%
As a percentage of revenue		97%		95%

Manufacturing costs include depreciation of manufacturing plant and equipment, repair and maintenance costs, packaging costs and other manufacturing overhead.

Total cost of goods sold increased $25.5 million, or 97%  in the nine months ended March 31, 2011 compared with the nine months ended March 31, 2010.  The increase was mainly attributable to increase in purchase volume for raw materials as the result of increased sale volume.  In addition, the average purchase price per ton for aluminum foil raw material increased 4% during the nine months ended March 31, 2011 compared with the nine months ended March 31, 2010.  The average purchase price per ton for  aluminum alloy increased 1% during the nine months ended March 31, 2011 compared with the nine months ended March 31, 2010.

The spread between the aluminum material purchase price and aluminum foil sale price we charged to our customers fluctuated over the past two years, mainly driven by economic condition and market supplies and demands.  The graph below shows the (unaudited) average aluminum purchase price and aluminum foil sale price we experienced in the marketplace since July 2008:

Aluminum foil sales prices fell 30.4% from a high of RMB 22,265 (approximately $3,266) per metric ton in July of 2008 to a low of RMB 15,504 (approximately $2,280) per metric ton in March of 2009.  Our average purchase price for aluminum reached a peak in July 2008 at RMB 18,122 (approximately $2,658) per metric ton and fell to a low of RMB 11,824 (approximately $1,739) per metric ton in January of 2009, a decline of 34.8%.  Throughout this period of intense volatility we were able to maintain positive spread of minimum RMB 2,168 (approximately $319) per metric ton between material purchase price and aluminum foil sales price.  We anticipate that the spread always stays positive so that aluminum foil manufacturers have economic incentive to continue their operations.

Manufacturing costs increased 33%, or $430,204, during the nine months ended March 31, 2011 compared with the nine months ended March 31, 2010. The increase was the result of increased packaging costs due to an increased proportion of sales to Zhengzhou Aluminum Co., Ltd in the Company’s total sales from 17% in the nine months ended March 31, 2010 to 48% in the nine months ended March 31, 2011.  Sales to Zhengzhou Aluminum Co., Ltd , which then exports the products overseas, requires the Company to adopt a packaging method fit for overseas shipment at the increased cost to the Company.

Our purchase of raw materials were made in China, and thus costs of goods sold were predominately denominated in RMB.  On translating the financial statements from RMB to USD value, the overall increase of cost of goods sold was also affected by the 2% increase in value of RMB against USD during the period.

Gross Profit and Gross Margin.

	Nine Months Ended
	March 31, 2011	March 31, 2010	Change analysis
	(Unaudited)	(Unaudited)
Gross profit	1,574,457	1,276,717	297,740	23%
As % of revenue	3%	5%

Our gross profit increased by more than $0.30 million or 23% during the nine months ended March 31, 2011 compared with nine months ended March 31, 2010. Gross margin declined from 5% for the nine months ended March 31, 2010 to 3% for the nine months ended March 31,2011. The decrease in gross margin was primarily due to our increased cost of raw materials and our inability to raise our selling price due to competitive market pressure.

Gross margin percentages by product line are as follows:

	Nine Months Ended
	March 31, 2011	March 31, 2010

Aluminum foil	4.78%	9.58%
Aluminum alloy	1.37%	0.41%
Aluminum waste	-0.49%	0.00%
Foil stock	2.31%	3.70%
Overall gross profit %	2.94%	4.62%

Selling Expenses

Selling expenses consist primarily of salaries, sale commissions, delivery expenses and other expenses. During the nine months ended March 31, 2011, our selling expenses decreased by $204,579 or 71% compared with the nine months ended March 31, 2010.  The decrease was mainly due to decrease of $196,000 in delivery expenses as a result of our renegotiation of contract terms by having our customers to bear the expenses for goods delivery.

General and Administrative Expenses

Our general and administrative expenses increased by $49,762, or 17%, during the nine months ended March 31, 2011, compared with the nine months ended March 31, 2010.  2011. The increase was mainly due to increased depreciation expenses of plant and equipment and increased repair and maintenance expenses.

Income Before Income Taxes.

Our income before income taxes increased by $474,881, or 68%, during the nine months ended March 31, 2011  compared with the nine months ended March 31, 2010.  The increase was the result of  increased revenue and decreased operating expenses.

Net Income.

In the nine months ended March 31, 2011, we generated net income of $1,090,507, compared to $696,179 in the same period in 2009.  This increase was primarily attributable to the factors discussed above.

Liquidity and Capital Resources

In accordance with China’s Company Laws, the Company’s subsidiary and VIE in China are required to make appropriations from their after-tax profit (as determined under PRC GAAP) to the statutory surplus fund, a non-distributable reserve fund prior to payment of  any dividends.  The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits.  Where there is accumulated losses brought forward from previous years, the after-tax profit is first used to compensate for the losses before the 10% appropriation can be made of the residual after-tax profit.  Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company.  The use of the statutory surplus fund is restricted to offsetting of previous accumulated losses or increasing the registered capital of the respective company.

We rely on dividends paid by our PRC subsidiary, Zhengzhou Shentong Investment Consulting Co., Ltd and our Chinese VIE Zhengzhou Shensheng Aluminum Foil Co., Ltd for the cash needs of China Aluminum Foil, Inc., (Please see- Holding Company Structure), including the funds necessary to pay any dividends and other cash distributions to our shareholders.  The payment of dividends by entities established in China is subject to limitations described above.  However, we don’t believe that these limitations on the ability of our PRC subsidiary and VIE to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, and otherwise fund and conduct our business.

The flow of the earnings and cash from Shensheng, our VIE and Shentong Investment, our PRC subsidiary, through our corporate structure is as follows:

• Shensheng and Shentong Investment have entered into an exclusive consulting agreement, under which all net profits of Shensheng shall be used to pay management fees to Shentong Investment in the manner as specified under the agreement.

• After (1) paying the business taxes and income taxes applicable to Shentong Investment's revenue and earnings, respectively, and (2) appropriating the statutory reserve as discussed above and any profits to be retained from accumulated profits, the remaining net profits of Shentong Investment will be distributable, net of applicable withholdings taxes, to its sole shareholder, Lucky Express and from Lucky Express to us, mainly through dividend distribution.

Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, can be made in foreign currencies without prior SAFE approval through certain procedural mechanisms. Therefore, Shentong Investment can pay dividends in foreign currencies to us without prior approval from SAFE.

As of March 31, 2011, we had cash and cash equivalents of $2,177,119, consisting primarily of cash on hand and demand deposits.

We believe that our current cash, cash flows provided from operating activities and  access to help from our related party will be sufficient to meet our working capital needs for at least the next 12 months.  We intend to continue to carefully execute our growth plans and manage market risk.

The following table provides detailed information about our net cash flows for the nine months ended March 31, 2011.

Working Capital
	At March 31, 2011	At June 30, 2010
Current Assets	$11,498,441	$10,377,854
Current Liabilities	$7,886,860	$8,580,441
Working Capital	$3,611,581	$1,797,413

Cash Flows
	Nine Months Ended March 31,
	2011	2010
Net Cash Provided by Operating Activities	$1,803,343	$1,732,489
Net Cash Used In Investing Activities	$(180,070)	$(1,470,010)
Net Cash Provided by Financing Activities	$159,976	$-
Effect of Exchange Rate Changes	$257,128	$3,866
Increase In Cash During The Period	$2,040,377	$266,345

Operating activities

During the nine month period ended March 31, 2011 we received net cash of $1,803,343 from operating activities, as compared to net cash received of $1,732,489 from operating activities during the nine month period ended March 31, 2010.

For the nine month period ended March 31, 2011, net cash flow provided by operating activities was primarily due to the net income of $1,090,507 adjusted for the add-back of non-cash items of depreciation of $171,249. In addition, changes in operating assets and liabilities such as a decrease in accounts receivable of $1.4 million, a decrease in advance to suppliers of $1.1 million, an increase in inventories of $807,894, an increase in accounts payable of $420,568, and a decrease in amount due to related party of $1.4 million, also affected our operating cash flow.

The decrease in our accounts receivable increased our operating cash flows and was the result of our better management of our credit policy which required our customers to make payments within a set payment period. Our account receivable age remained at one or two months long.

The decrease in advance to suppliers of $1.1 million was caused by the timing difference of several large advance payments paid in June 2010 for purchase of raw material. These advance payments were subsequently cancelled out when the related goods were received in the following month. As of March 31, 2011, no timing difference of such large amounts existed.  Hence, the decrease was not expected to continue in a consistent pattern in the future.

The increase in inventories of $807,894 and increase in accounts payable of $420,568 was in line with our overall revenue growth during the nine month ended March 31, 2011.  Increased inventory level led to increased operational cash needs which partially compensated by increased accounts payable.

Despite increased related party transactions with Zhengzhou Aluminum during the nine months ended March 31, 2011 as we significantly increased our production and export activities, the net amount due to Zhengzhou Aluminum was reduced by $1.4 million. The reduction was the direct result of our deliberate effort to make speedy payments as soon as transactions with Zhengzhou Aluminum occurred.  We intend to put more effort on maintaining an even lower level of amount owed to Zhengzhou Aluminum in the future.

Investing activities

During the nine months ended March 31, 2011, we used net cash of $180,070 for investing activities, including $156,539 paid for notes receivable, $13,259 for prepayment of an office building and $10,272 for purchase of property, plant and equipment. During the nine months ended March 31, 2010, we used net cash of $1,470,010 for investing activities, including $810,757 paid for notes receivable, $516,252 for prepayment for an office building and $143,001 in purchases of property, plant and equipment

Financing activities

During the nine months ended March 31, 2011, we received net cash of $159,976 from private placement financing activities

We anticipate that we will meet our ongoing cash requirements by retaining income as well as through equity or debt financing.  We plan to cooperate with various individuals and institutions to acquire the financing required to manufacture and distribute our products and anticipate this will continue until we accrue sufficient capital reserves to finance all of our expansion efforts independently.

We intend to meet our cash requirements for the next 12 months through retained earnings and a combination of debt financing and equity financing by way of public or private placements.  We currently do not have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any private placement financings.  In addition , there is no assurance that any such financing will be available or if available, on terms that will be acceptable to us.  We may not raise sufficient funds to fully carry out our business plan.

Comparison of Fiscal Years Ended June 30, 2010 and 2009

The following table sets forth key components of our results of operations during the twelve months ended June 30, 2010 and 2009, both in U.S. dollars and as a percentage of our revenue.

	For the year ended June 30,
	2010		2009
Revenue	$44,133,557	100%	$17,053,296	100%
Cost of goods sold	42,001,203	95%	18,002,345	106%
Gross Profit	2,132,354	5%	-949,049	-6%

Operating expenses
Selling expenses	397,170	1%	149,515	1%
General and administrative expenses	580,494	1%	330,135	2%
Total operating expenses	977,664	2%	479,650	0%

Income (loss) before income tax	1,150,321	3%	-1,428,033	-8%
Income tax	-		-

Net Income (Loss)	$1,150,321	3%	$-1,428,033	-8%

Other comprehensive income
Foreign currency translation adjustments	15,176	0%	8,570	0%
Total Comprehensive Income (Loss)	$1,165,497	3%	$-1,419,463	-8%

Revenues

Revenue for each product line, together with percentage contribution of each product line in total revenue and their change analysis are summarized as follows:

	For the year ended
	June 30, 2010		June 30, 2009		Change analysis
Aluminum foil	21,503,568	49%	14,511,163	85%	6,992,405	48%
Aluminum alloy	18,498,159	42%	-	0%	18,498,159	-
Other revenue	4,131,830	9%	2,542,133	15%	1,589,697	63%
Total revenue	44,133,557		17,053,296		27,080,261	159%

Revenue generated from sale of aluminum foil increased more than $6.9 million or 48% for the year ended June 30, 2010 compared with year ended June 30, 2009.  The increase was primarily driven by increase in sale tonnage of aluminum foil as the result of general economy recovery from world economic crisis and our increased sale efforts. For the year ended June 30, 2010, sale tonnage of aluminum foil increased by 57% from 5,233 MT in the year ended June 30, 2009 to 8,241 MT in the year ended June 30, 2010.  In addition, the average selling price of aluminum foil during the year ended June 30, 2010 decreased 6% due to decrease in the prevailing market rate.

Finally, the total revenue from aluminum foil was further affected by 0.5% increase in value of RMB against USD during the period when revenue was translated from RMB to USD.

The business for sale of aluminum alloy started in September 2009 and for the year ended  June 30 , 2010, the Company sold 9,718 MT of aluminum alloy.

The increase in other revenue was primarily due to increase of $1,345,000 in sale of aluminum waste.  Aluminum waste was sold to Zhengzhou Aluminum at the price equal to the internally calculated manufacturing costs for the waste.

Foreign currency translation adjustment

For the year ended June 30, 2010, we reported an unrealized gain on foreign currency translation of $15,176 as compared with $8,570 for the year ended June 30, 2009, which reflects the effect of the value of the U.S. dollar in relation to RMB. These gains are non-cash items. As described elsewhere herein, our Chinese VIE, the main operating company, Shensheng’s functional currency is the RMB . We have no sales that are denominated in U.S. dollar; Sale to overseas market is dealt with through sale to Zhengzhou Aluminum, which then sells products overseas.

The sale prices of our transactions with Zhengzhou Aluminum Co., Ltd are denominated in Chinese Yuan  and are based on domestic prevailing market rate for aluminum foil.  Gain or loss from currency fluctuation is completely absorbed by Zhengzhou Aluminum.

The accompanying financial statements have been translated and presented in U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for net revenues, costs, and expenses.  Net gains resulting from foreign exchange transactions, if any, are included in the statements of income and do not have a significant effect on our financial statements.

Cost of Goods Sold.

The following table summarizes the composition of the cost of goods sold with each component’s percentage of the total cost of goods sold:

	Year ended
	June 30, 2010		June 30, 2009		Change analysis
Manufacturing labor and utilities	1,252,143	3%	1,151,244	6%	100,899	9%
Manufacturing costs	1,711,470	4%	1,816,818	10%	-105,348	-6%
Raw material for aluminum foil	16,866,913	40%	12,487,197	69%	4,379,716	35%
Raw material for aluminum alloy	18,383,872	44%	-	0%	18,383,872	-
Raw material for other revenue	3,786,805	9%	2,547,086	14%	1,239,719	49%
Total cost of goods sold	42,001,203	100%	18,002,345	100%	23,998,858	133%
As a percentage of Revenue		95%		106%

Manufacturing costs include depreciation of manufacturing plant and equipment, repair and maintenance costs, packaging costs and other manufacturing overhead.

Total cost of goods sold increased by $24 million, or 133%, to $42 million in the year ended June 30, 2010  compared with $18 million in the year ended June 30, 2009.  The increase was mainly attributable to increase in purchase volume for raw materials as the result of increased sale volume.  In addition, the average purchase price per ton for aluminum foil’s raw material for the year ended June 30, 2010 increased by 1% compared with the year ended June 30, 2009.

Manufacturing costs decreased by 6% in the year ended June 30, 2010 as compared with year 2009. The decrease was the result of decreased packaging costs due to decreased proportion of sale to Zhengzhou Aluminum Co., Ltd in the Company’s total sale from 40% in the year ended June 30, 2009 to 26% in the year ended June 30, 2010. Sale to Zhengzhou Aluminum Co., Ltd, which would then export the products overseas, required the Company to adopt a packaging method fit for overseas shipment at the increased expense to the Company.

Our purchase of raw materials were made in China, and thus costs of goods sold were predominately denominated in RMB.  On translating the financial statements from RMB to USD value, the overall increase of cost of goods sold was also affected by the 0.5% increase in value of RMB against USD during the period.

Gross Profit and Gross Margin.

Our gross profit increased from a loss of $949,049 in the year ended June 30, 2009 to a gross profit of $2,132,354 in the year ended June 30, 2010.  Gross margin as a percentage of net revenue increased to 4.83% for the year ended June 30, 2010.  The loss position in year 2009 was primarily due to low utilization rate of our production capacity during the ramp up period.  Meanwhile we still incur the same fixed cost during such period.

Gross margin percentages by product line are as follows:

	Year ended June 30,
	2010	2009
Aluminum foil	7.78%	-6.51%
Aluminum alloy	0.62%	-
Other revenue	8.35%	-0.19%
Overall gross profit	5%	-6%

Selling Expenses.

For the year ended June 30, 2010, our selling expenses increased by $247,655, or 165.6%; The increase was primarily due to increased delivery expenses as the result of increased sale of aluminum foil in the year ended June 30, 2010.

General and Administrative Expenses

Our general and administrative expenses increased $250,359   to $580,494 during the year ended June 30, 2010, from $330,135 during the same period in 2009.  The majority of the increase is due to additional expenses and hiring personnel to support more productions and sales efforts as we increase our capacity.

Income Before Income Taxes

Our income before income taxes increased to $1,150,321 for the year ended June 30, 2010 from loss of $1,428,033 during the same period in 2009.  This increase was due to the significant increase in production capacity, revenue and associated operating profits in 2010.

Net Income

For the  year ended June 30, 2010, we generated net income of $1,150,321 compared with a net loss of $1,428,033 during the same period in 2009.  This increase was primarily attributable to the factors discussed above.

Liquidity and Capital Resources

For the years ended June 30, 2010 and June 30, 2009

We rely on dividends paid by our PRC subsidiary, Zhengzhou Shentong Investment Consulting Co., Ltd and our Chinese VIE, Zhengzhou Shensheng Aluminum Foil Co., Ltd for the cash needs of China Aluminum Foil, Inc., including the funds necessary to pay any dividends and other cash distributions to our shareholders.  The payment of dividends by entities established in China is subject to limitations.  Any limitations on the ability of our PRC subsidiary and VIE to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

As of June 30, 2010 we had $136,742 in cash and cash equivalent.  As of June 30, 2010 we had total assets of $16,133,591 and total liabilities of $8,580,441, compared with total assets of $7,877,011 and total liabilities of $1,652,889 as of June 30, 2009.

Working Capital
	At June 30, 2010	At June 30, 2009
Current Assets	$10,377,854	$2,583,869
Current Liabilities	$8,580,441	$1,652,889
Working Capital	$1,797,413	$930,980

Cash Flows
	Twelve Months Ended June 30, 2010	Twelve Months Ended June 30, 2009
Net Cash Provided by (Used in) Operating Activities	$(7,421,280)	$432,741
Net Cash Used In Investing Activities	$(521,823)	$(483,874)
Net Cash Provided by Financing Activities	$7,916,013	$131,974
Effect of Exchange Rate Changes	$52,107	$27,295
Increase (Decrease) In Cash During The Period	$25,017	$108,136

Operating activities

During the year ended June 30, 2010 we spent net cash of $7,421,280 for operating activities compared with net cash received of $432,741 from operating activities during the year ended June 30, 2009.

For the year ended June 30, 2010, we had an approximate net income of $1.15 million which was adjusted for the add-back of non-cash items of depreciation of $333,548.  In addition, changes in operating assets and liabilities such as an increase in accounts receivable of $5 million, an increase in advance to suppliers of $1.3 million, an increase in inventories of $1.2 million, a decrease in accounts payable of $354,276, and a decrease in amount due to related party of $468,360, also affected our operating cash flow.

The increase in accounts receivable of $5 million was due to the significant increase of sales during fiscal year ended June 30, 2010. We implemented generous accounts receivable policy to attract more customers and distributors during such period. As we become more established among our customers and distributors, we intend to put stricter credit policy in place.

The increase in advance to suppliers and inventories was in line with our overall business growth during the year ended June 30, 2010 as our revenue increased 159% over the same period in 2009.

The decrease in accounts payable of $354,276 was within reasonable range of business activity fluctuations.

The decrease in amount due to related party was the direct result of our deliberate effort to make speedy payments as soon as transactions with Zhengzhou Aluminum occurred.

Investing activities

During the year ended June 30, 2010 we used net cash of $521,823 in investing activities, including $518,731 in prepayment for an office building and $3,092 in purchases of property, plant and equipment. During the year ended June 30, 2009 we spent net cash of $483,874 on investing activities, including $477,369 in prepayment for an office building and $6,505 in purchases of property, plant and equipment.

Financing activities

During the year ended June 30, 2010 we received net cash of $7,916,013 from financing activities compared with net cash received of $131,974 from financing activities during the year ended June 30, 2009.  In both years, the net cash received from financing activities was entirely the result of proceeds received from related parties.

During the year ended June 30, 2010 we recognized a gain of $52,107 due to the effect of exchange rates on our cash compared with a gain of $27,295 due to the same effect during the year ended June 30, 2009.  Our net cash increased by $25,017 during the year ended June 30, 2010, compared with a net cash increase of $108,136 during the year ended June 30, 2009.

We anticipate that we will meet our ongoing cash requirements by retaining income as well as through equity or debt financing.  We plan to cooperate with various individuals and institutions to acquire the financing required to manufacture and distribute our products and anticipate this will continue until we accrue sufficient capital reserves to finance all of our expansion efforts independently.

We intend to meet our cash requirements for the next 12 months through retained earnings and a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any private placement financings. In addition, there is no assurance that any such financing will be available or if available, on terms that will be acceptable to us.  We may not raise sufficient funds to fully carry out our business plan.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

Inflation has not had a material effect on our business and we do not expect that inflation will materially affect our business in the foreseeable future. Our management closely monitors price changes in the aluminum industry and continuously maintains effective cost control in operations.

Taxation

United States and Hong Kong

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States due to the fact that we operate a VIE structure in China. Our subsidiary, Lucky Express, is incorporated in Hong Kong and is taxed on profits generated in Hong Kong at the rate of 16.5%. However, since Lucky Express is merely a holding company, we do not expect to generate any profits in Hong Kong or be subject to such taxes.

People’s Republic of China

Income Taxes — We account for income taxes in accordance with ASC 740 “Income Taxes.” ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefits, or that future deductibility is uncertain. There was no deferred tax asset or liability for the years ended June 30, 2010 and 2009.

Because all of our operations are conducted in the PRC, we are governed by the EIT Law. This law and its implementing rules impose a unified EIT rate of 25% on all enterprises, unless they qualify for certain limited exceptions.

Under the EIT Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities.  Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often reside in China.  A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders.  However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person.  Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available.  Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities.  If the PRC tax authorities determine that we are a “resident enterprise” for the PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as the PRC enterprise income tax reporting obligations.  In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%.  Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.  We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year.

Since 2008, we have been subject to tax at a statutory rate of 25% on income reported in our statutory financial statements filed after appropriate tax adjustments in the relevant periods. Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred.

Value Added Taxes — We are also subject to value added tax, or VAT, on the sale of our products. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice in the PRC, we pay VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. Any tax penalty assessed is expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due.

Description of Property

We used the manufacturing plant and offices provided by Zhengzhou Aluminum for free for the years ended June 30, 2010 and 2009. The imputed rental expenses were $73,406 and $73,041 for the years ended June 30, 2010 and 2009, and were included in the rent expense and additional paid in capital of the year.

BUSINESS

Description of Business

Overview

We were incorporated in the State of Nevada on January 29, 2010 as AJ Acquisition V, Inc. Since inception we have been engaged in organizational efforts and obtaining initial financing. Our business purpose was to seek the acquisition of or merger with, an existing company.  On November 8, 2010 we filed an amendment to our articles of incorporation to change our name to China Aluminum Foil, Inc., and on November 8, 2010 we entered into, and closed, a share exchange agreement with Lucky Express, now our wholly owned subsidiary.  Our principal offices are located at Building No.35, No.1 Cui Zhu Street, High-tech Development Area, Zhengzhou City, Henan Province, China.  Our telephone number is (86) 371-67539696.  Our fiscal year end is June 30.

Current Business

Upon acquiring Lucky Express pursuant to the share exchange, we adopted the business of Lucky Express.  We are mainly engaged in the development, production and distribution of various aluminum foils to domestic and overseas markets.  Our aluminum foil products can be widely used in multiple industries for different purposes. Currently a majority of our products are used for household daily consumption and container production. However, we intend to expand into other high potential business segments, such as cigarette packaging, pharmaceutical packaging and electronic components.

We have one production line with an annual capacity of approximately 20,000 metric tons. We plan to build or rent another production line to expand our capacity. Due to long-term efforts to streamline production process and reduce wastage and pollution during production, we were recognized as one of the “High Tech New Star Enterprises” in Henan province. We are also recognized for our strong R&D capabilities in the aluminum foil industry in central China.

Share Exchange

On September 2, 2010, Congfu Li acquired a total of 99,000 shares of AJ Acquisition Corp. V, Inc., from Gregg Jaclin and Richard Anslow, in a private transaction for total consideration of $40,000. After the acquisition, Mr. Li owned 99% of the issued and outstanding stock of AJ Acquisition Corp. V, Inc.

On November 8, 2010, we completed a reverse acquisition transaction through a share exchange with Lucky Express a Hong Kong entity established on April 22, 2010, and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Lucky Express in exchange for 10,000,000 shares of our common stock which constituted 99% of our issued and outstanding common stock  immediately after the consummation of the reverse acquisition.

We had 100,000 shares of our common stock issued and outstanding before the closing of the transactions contemplated by the Share Exchange Agreement. Upon the closing of the transactions, we issued 10,000,000 shares of our common stock to the Lucky Express Shareholders. The shares were issued in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended or the Securities Act.

Organization

Our relationship with Shensheng and its shareholder is governed by a series of contractual arrangements between Shentong Investment, Shensheng and Zhengzhou Aluminum Co., Ltd., the Shensheng Shareholder. Under the laws of China, the contractual arrangements constitute valid and binding obligations of the parties of such agreements.  Each of the contractual arrangements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of China.  Other than pursuant to the contractual arrangements between Shentong Investment, Shensheng and the Shensheng Shareholder, described below, Shensheng cannot transfer any of the funds generated from their operations

Our current corporate structure is as follows:

On August 12, 2010, Shentong Investment entered into the following contractual arrangements with Shensheng and the Shensheng Shareholder:

Consultation Agreement. Pursuant to the exclusive consulting services agreements between Shentong Investment and Shensheng, Shentong Investment has the exclusive right to provide to Shensheng general business operation services, including advice and strategic planning, as well as consulting services related human resources, staffing and training, collectrively , the Services. Under this agreement, Shentong Investment owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Shensheng pay a quarterly consulting service fees in RMB to Shentong Investment that is equal to all of Shensheng’ profits for such quarter.

Operating Agreement. Pursuant to the operating agreement among Shentong Investment, Shensheng and the Shensheng Shareholder, Shentong Investment provides guidance and instructions on Shensheng’ daily operations, financial management and employment issues. The Shensheng Shareholder must designate the candidates recommended by Shentong Investment as their representatives on the boards of directors of Shensheng. Shentong Investment has the right to appoint senior executives of Shensheng. In addition, Shentong Investment agrees to guarantee Shensheng’s performance under any agreements or arrangements relating to Shensheng’s business arrangements with any third party. Shensheng, in return, agrees to pledge their accounts receivable and all of their assets to Shentong Investment. Moreover, Shensheng agrees that without the prior consent of Shentong Investment, Shensheng will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party. The term of this agreement is twenty (20) years from August 12, 2010 and may be extended only upon Shentong Investment’s written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

Share Pledge Agreement. Under the share pledge agreement between the Shensheng Shareholder and Shentong Investment, the Shensheng Shareholder pledged all of their equity interests in Shensheng to Shentong Investment to guarantee Shensheng’s performance of their obligations under the consulting services agreement. If Shensheng or the Shensheng Shareholder breaches their respective contractual obligations, Shentong Investment, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Shensheng Shareholder also agreed that upon occurrence of any event of default, Shentong Investment shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Shensheng Shareholder to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Shentong Investment may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The Shensheng Shareholder agreed not to dispose of the pledged equity interests or take any actions that would prejudice Shentong Investment’s interest. The equity pledge agreement will expire two (2) years after Shensheng’s obligations under the consulting services agreements have been fulfilled.

Option Agreement. Under the option agreement between the Shensheng Shareholder and Shentong Investment, the Shensheng Shareholder irrevocably granted Shentong Investment or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Shensheng for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. Shentong Investment or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is twenty (20) years from August 12, 2010 and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreement. Pursuant to the proxy agreement between the Shensheng Shareholder and Shentong Investment, the Shensheng Shareholder agreed to irrevocably grant a person to be designated by Shentong Investment with the right to exercise the Shensheng Shareholder’s voting rights and their other rights, including the attendance at and the voting of the Shensheng Shareholder’s shares at shareholders’ meetings (or by written consent in lieu of such meetings) in accordance with applicable laws and its Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of Shensheng, and appoint and vote for the directors and Chairman as the authorized representative of the Shensheng Shareholder.  The term of the proxy agreement will be ten (10) years. The proxy agreement may be terminated by joint consent of the parties or upon 30-day written notice from Shentong Investment.

Since the Shensheng Shareholder does not have the characteristics of a controlling financial interest or does not have sufficient equity at risk for Shensheng to finance its activities without additional subordinated financial support from other parties, Shensheng’s financial statements become consolidated as our own.  As such, and due to the interest we hold in Shensheng through Lucky Express, the following business description describes the business and operations of Shensheng as our own.

For accounting purposes, the reverse acquisition transaction with Lucky Express was treated as a reverse acquisition, with Lucky Express as the acquirer and China Aluminum Foil, Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Lucky Express.

Principal Products

Aluminum foil is a paper-thin sheet of rolled aluminum that can be torn easily and used to wrap and store food, in art, decoration, insulation and in heat exchangers. Because aluminum foil is paper-thin, the foil is extremely pliable and can be bent or wrapped around objects with ease. In North America, aluminum foil is sometimes alternatively called al-foil or alu-foil.

We develop and manufacture various types of aluminum foils. The production of aluminum foil involves a complex production process and requires advanced technology and equipment. We purchase raw aluminum with thickness of 0.3mm and produce different types of aluminum foil by rolling process. Currently our products mainly fall into two product segments: aluminum foil used by households for daily consumption and aluminum foil used for the production of containers such as meal boxes, cake cups, as well as many other applications.

In general, aluminum foil is aluminum prepared in thin metal leafs, with thickness of less than 0.2mm (0.008inch), although much thinner gauges, down to 0.006mm, are also widely used.  It is normally produced from aluminum ingots by a rolling process.  Aluminum foil is at the downstream of the entire aluminum industry chain.  China is not rich in bauxite, but leads the world in aluminum production.  The Chinese government limits the export of primary aluminum, and encourages the export of value added aluminum products which provides opportunities for increased margins for China’s aluminum foil industry.

As a metal, aluminum has its own advantages over other metals due to its light weight, recyclability, flexibility and limited pollution. Aluminum foil can also act as a complete barrier to light, oxygen, odors and flavors, moisture, as well as bacteria. Therefore aluminum foil is widely used in various industries, such as packaging, household daily needs, electronics, construction, etc.

From the international perspective, the aluminum foil industry appears to be tied to the global economy and has been recovering from the global financial crisis gradually.  For example, in Europe, aluminum foil deliveries in the first quarter of 2010 reached the same level as calculated prior to the economic recession in 2008.  Figures released by the European Aluminum Foil Association (EAFA) show an increase of 17 % compared with last year and a total amount just 1.5 % below 2008 levels.  Total deliveries in first quarter 2010 reached 213,000 tons versus 182,200 tons in first quarter 2009.

As different customers require different specifications, we will arrange manufacturing based on their demands.  For long-term customers, we usually sign a framework agreement to determine the annual quantity, specifications, processing charge and other terms.

Aluminum foil manufacturing is a technologically complicated and capital-intensive process that requires the coordinated use of machinery and raw materials at various stages of manufacturing. Currently, we mainly rely on cast-rolling technique during the manufacturing process. Generally speaking, aluminum foil is produced by rolling heated aluminum ingots down to coils, then cold rolling the coil to the required foil thicknesses. The process of cast-rolling is much less energy intensive and has become the preferred process.

Our manufacturing process is as follows:  0.05mm thick aluminum foil blank is first rolled by intermediate mill, and then rolled by the finishing mill to the thickness required of the products.  After that, the products are separated by an aluminum foil separator and cut into small volumes according to different requirements.  Lastly, according to the final product specifications, different annealing processes are used.  Annealing is a heat treatment wherein a material is altered, causing changes in its properties such as strength and hardness.  It is a process that produces specific characteristics by heating to above the recrystallization temperature and maintaining a suitable temperature, and then cooling.  Annealing is used to induce ductility, soften material, relieve internal stresses, refine the structure by making it homogeneous, and improve cold working properties of the aluminum foil once it is ready for use.

After quality inspection, the final products are then packaged for sale and sent to warehouses.  The technology for aluminum foil manufacturing is mature, advanced, and widely used in domestic and oversea companies.  The only difference lies in specification and quantity in the rolling mill and processing configuration.  The manufacturing process can be illustrated as follows:

As packaging material, aluminum foil can be a complete barrier to light, oxygen, moisture and bacteria. It is widely used in all kinds consumer, commercial and industrial packaging.

We are also the supplier of aluminum foil to the 2010 Shanghai World Expo.  Our product is used as the main material of meal boxes that were supplied to the World Expo.

The table below lists the percentage of different products in total sales revenue in during the last two fiscal years:

Product	July, 2008 to June 2009	July, 2009 to June 2010
Household Aluminum Foil	61%	42%
Aluminum Foil for Containers	31%	50%
Others	8%	8%
Total	100%	100%

Due to the high volatility of primary aluminum price in recent years, like most aluminum foil manufacturers, we price our products based on the price we paid for the raw material plus a processing fee, thus transferring the risk from aluminum price fluctuation to our customers.

The processing fee charged differs depending on what product we are producing.  In general, the higher the product quality and the production complexity are, the higher the processing charge will be.  Normally, higher valued-added products requiring advanced production facilities and technology are billed at a higher processing charge.

Raw Materials

We purchase the raw aluminum required for processing into aluminum foil from our suppliers.  The main suppliers of the raw material in 2009 and 2010 for each of the company’s reportable segments are listed below:

Main Supplier	2010 Amount of Raw Material	% of Raw Material	2009 Amount of Raw Material	% of Raw Material
Zhengzhou Aluminum Co., LTD	22,964,593.84	99%	14,527,306.96	96.8%

In China, aluminum raw material is priced according to the price of the aluminum ingot plus the processing charge.  In this model, the price of the ingot is determined by the market price and the processing charge that is negotiated based on various factors, such as product specifications, production complexity, and technical parameters.  To ensure superior product quality, we have always aimed to acquire high quality raw material.

We aim to maintain multiple supply sources of our key raw materials to ensure that our production will not rely on single supplier. In addition, we strive to develop strategic relationships with new suppliers to secure a stable supply of materials and introduce competition in our supply chain, thereby increasing our bargain ability to get a better pricing and reducing our business risk to possible price fluctuations.

Zhengzhou Aluminum is the sole shareholder of our operating VIE, Shensheng.  Prior to third quarter of 2011, we purchased the majority of raw materials for our aluminum from Zhengzhou Aluminum pursuant to competitively-priced supply contracts or bidding arrangements.

Management decided to develop additional supply sources to reduce the risk of concentrated suppliers and eliminate this type of related party transaction. We now purchase aluminum mainly from third-party trading companies at market price.  We plan to continue to diversify our supplier sources.

Markets

The output of aluminum foil production in China has increased dramatically over the past ten years.  This has mostly been driven by increasing demand from both Chinese and overseas markets. In 2009, aluminum foil manufacturers totaled more than 150 with an aggregate annual output of 1650 kilotons. Over the past 6 years, the aluminum foil output in China has grown at a rate of 25%. Since 2006, China has ranked as No.1 in terms of aluminum foil capacity and output.

Data Source: China nonferrous metal industry association

The growth of China’s economy and various downstream industries that require aluminum foil has fueled the growth of demand for aluminum foil in China.  The growth began to accelerate from 2001, reaching 830 kilotons in 2007.  The demand mainly comes from heat transmission (47.5%), packaging (17.2%), capacitor (15.9%) and the other applications (19.4%).  Although the demand has been increasing steadily, the average per capita consumption rate in China is still lower than the average level of the world.

Data Source: Report of China Aluminum Processing and Aluminum Market compiled by Sunlight Metal Consulting (Beijing) Co., LTD

In 2004 China became a net exporter of aluminum foil.  Currently, Chinese aluminum foil manufacturers still do not have the technology and engineering quality of their Western competitors.  As a result, Chinese industry imports much of its high end aluminum foil, which is produced using more advanced techniques.

Data Source: General Administration of Customs of the People’s Republic of China

In China the aluminum foil industry is very fragmented and numerous manufacturers exist with no dominant leader.  The price is determined by the aggregate demand and supply of the industry.  In 2009, there were nearly 150 different companies operating in the industry with an average output of 10 kilotons.  In certain low value-added segments, competition is extremely intense. The global financial crisis in 2008 resulted in a reshuffling of the industry.  Many small manufacturers went out of business, and large and well-capitalized businesses gained shares in terms of volume.

The industry can be categorized into multiple product segments.  Most of large producers focus on a few segments.  Although fragmented as a whole, producers can take a leadership role in their respective segments.  Chinese producers compete against each other on cost, R&D capabilities and improved engineering process which can enable them to gain market share in China as well as in the global industry.  It is an industry with high entry barriers, which results mainly from the complexity of production technology and the large investment involved to begin operations.

Distribution Methods and Customers

Our products are sold domestically and internationally.  For our international sales, we sell our products to exporters who then export our products to the Middle East, America, Europe and other areas.  We provide customer service with quick response for all of our domestic and international customers, which has resulted in relatively high customer satisfaction.  The table below lists our customers representing 10% or more of sales as of June 30, 2010.

	Company	Amount ($)	% of total sales
1	Zhengzhou Aluminum Co., LTD	10,415,782.15	23.6%
2	Zhengzhou Longsheng Aluminum Co., LTD	9,243,745.05	20.9%
3	Zhengzhou Haifeng Aluminum Co., LTD	6,161,264.74	13.96%
4	Guangzhou Huafeng Aluminum Foil Product Co., LTD	4,563,279.13	10.34%
Total		30,384,071.07	68.8%

Zhengzhou Aluminum, the sole shareholder of Shensheng, is our main exporter. Starting from March 2010, we obtained our own export license and started conducting export business independently.

We have built a direct marketing system which includes door-to-door sales, telemarketing, online marketing and other forms of sales. The marketing team promotes products for domestic consumption as well as export.  Exports of our products play a very important role in our sales. We have built a good relationship with exporters that help market our products overseas.  During our most recently completed two fiscal years, exports of our products have accounted for 23% to 30% of our revenues. The table below lists the sales percentage of main foreign areas in our two most recently completed fiscal years:

		July 2008 to June 2009	July 2009 to June 2010
	Total Sales (in tons)	5233	8214
	Exports (in tons)	1586	1853
Total		30%	23%

Our exports are generally sold in Europe and the Middle East.  The following table lists exports of our products to the two regions as a percentage of our total sales:

	July 2008 to June 2009	July 2009 to June 2010
Sales to Middle East	11%	18%
Sales to Europe	19%	0%

Competition

We face competition from various aluminum foil manufacturers ranging from small, private businesses to large, state-owned enterprises.

Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we have.  In order for us to successfully compete in our industry we will need to:

•	Maintain the quality of our products;

•	continue developing our relationships with domestic and international distributors; and

•	increase our financial resources.

However, there can be no assurance that, even if we implement these strategies we will be able to compete effectively with other companies in our industry.

We expect that the competition in China aluminum foil market will be concentrated on the following aspects:

1)
Product quality.  Product quality is the most important characteristic that differentiates one product from its competing products.  Superior quality products not only command price premium, but also take more market share in the long term.

2)	Cost control. By improving production technology and yield, and consequently lowering production cost, the enterprises will gain a competitive advantage.

3)	Customer service. An enterprise should be not only provide the products, but also add value through service, which will help the enterprise attract returning customers and stable orders.

4)	Branding. Companies making branded products typically charge a premium over non-brand name competitors. Moreover, brand is closely related to customer loyalty.

We believe that we will be able to effectively compete in our industry because we focus on our aluminum foil production process and R&D in order to improve the quality of our equipment, product, and production. We are currently one of the leading suppliers of aluminum foil in the Chinese market. We have also enjoyed competitive advantages from the synergies of working closely with our largest supplier and sole shareholder: Zhengzhou Aluminum.

Intellectual Property

We have filed for the protection of our name with the relevant Chinese authorities.  Zhengzhou Aluminum has also filed for the protection of the trademarks and patents which they have authorized us to use under the agreements described below.

We entered into two intellectual property contracts with Zhengzhou Aluminum, our sole shareholder. According to these contracts, Zhengzhou Aluminum authorizes us to use one registered patent, eight utility models and the trademark of ‘Zhong Yuan’ for free from March 2008 to March 2017. Zhengzhou Aluminum bears the annual fees of the patent and the utility models, and we cover the costs of technical support provided to us by Zhengzhou Aluminum in connection with the usage of the patent and utility models.

The patent, which is a shortened production technique for the production of ultrathin aluminum foil was registered in January 2008. The eight utility models were registered separately from August to October, 2007. The registered period of the trademark is from March 2008 to March 2018.  Our authorized rights relating to the patent, the utility models and the trademark are properly protected by patent law, trademark law, contract law and relevant regulations of China.

Research and Development

We did not incur any research and development expenses for the years ended June 30, 2010 and 2009.

Reports to Security Holders

We are subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is www.sec.gov.

Government Regulations

Members of the aluminum foil industry participate in the Nonferrous Metal Processing Association. The national industrial policy is set by the National Development and Reform Committee NRDC, which regularly issues “Industry Structure Adjustment Guidelines”. These guidelines specify which industry is to be supported, limited, or eliminated by the national industrial policy.

The primary industrial and economic policies for the aluminum foil industry include:

Rules to accelerate the aluminum industry structure adjustment

The NRDC and the Ministry of Finance issued Rules to Accelerate Aluminum Industry Structure Adjustment to specify the objectives for the structure adjustment of aluminum processing industry. It requires that by end of 2010 the ratio of aluminum sheet/plate/foil to aluminum extrusion reaches 6:4, industrial aluminum extrusion to construction aluminum extrusion 7:3, light gauge foils to medium gauge foils 4:6, and that out-of –dated production facilities are to be replaced by advanced production facilities.

Entrance Condition for Aluminum Industry

The NDRC issued Entrance Condition for Aluminum Industry, specifying detailed criteria for new entry to this industry with regard to production facility, energy and resource consumption, environment protection, land usage, production safety, etc. It stipulates that the new projects should focus on the production of aluminum sheet, plate, foil and extrusions.

Environmental Protection Laws and Regulations

The Ministry of Environmental Protection of the People’s Republic of China is responsible for uniform supervision and control of environmental protection in China. It formulates national environmental quality and discharge standards and monitors China’s environmental system. Environmental protection bureaus at the county level or above are responsible for environmental protection within their respective jurisdictions.

Environmental regulations require companies to file an environmental impact report with the relevant environmental bureau for approval before undertaking the construction of a new production facility or any major expansion or renovation of an existing production facility. New facilities built pursuant to this approval are not permitted to operate until the relevant environmental bureau has performed an inspection and is satisfied that the facilities are in compliance with environmental standards.

The environmental protection law requires that facilities that produce pollutants or other hazards to incorporate environmental protection measures in their operations and establish an environmental protection responsibility system. Such system includes adoption of effective measures to control and properly dispose of waste gases, water and residue, dust or other waste materials. Any entity that discharges pollution must register with the relevant environmental protection authority.

Penalties for breaching the Environmental Protection Law include a warning, payment of damages, and imposition of a fine. Any entity undertaking a construction project that fails to install pollution prevention and control facilities in compliance with environmental standards for a construction project may be ordered to suspend production or operation and fined. Criminal liability may be imposed for a material violation of environmental laws and regulations that causes loss of property or personal casualty.

Effect of Environmental Regulations

As we conduct our manufacturing activities in China, we are subject to the requirements of Chinese environmental laws and regulations on air emission, waste water discharge, solid waste and noise. We aim to comply with environmental laws and regulations. We are not subject to any admonitions, penalties, investigations or inquiries imposed by the environmental regulators, nor are we subject to any claims or legal proceedings to which we are named as defendant for violation of any environmental law or regulation. We do not have any reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations.

We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Employees

As of August 31 , 2011, we employed a total of 146 full time employees and no part time employees.

We comply with the labor laws and regulations of PRC and enter labor contracts with all the employees. We have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. Our employees in China participate in a compulsory pension plan organized by the Chinese government. We are required to make monthly contributions to the plan for each employee at the rate of 20% of his or her average monthly salary. In addition, according to laws and regulations of China, we are required to cover our employees in China with other types of social insurance. We believe that we are in material compliance with the relevant Chinese laws.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name and age of our executive officer and  each member of our board of directors, the positions and offices held by each director with us, and the period during which the director has served as one of our directors. Directors serve until the election and qualification of their successors.

Name	Age	Position	Director Since
Congfu Li	51	Director, Chairman of the Board	2010
Chuanhong Xie	42	President, Chief Executive Officer, Secretary, Chief Financial Officer and Treasurer	2010
Guobin Wang	42	Director	2010
Junlin Zhang	46	Director	2010

Congfu Li, Director and Chairman of the Board

Mr. Li has experience with a varied collection of business ventures as an entrepreneur, employee and management.  Most recently, Mr. Li has taken on entrepreneurial and advisory roles with businesses and associated organizations involved in the processing of aluminum.  Since 2005 Mr. Li has acted as the Chairman and General Manager of Zhengzhou Aluminum Co., Ltd. where he chairs board of director meetings and is in charge of the daily operations of the company.  Since 2008 Mr. Li has also acted as the Chairman and General Manager of Zhengshou Shensheng Aluminum Co., LTD., our VIE, where he also chairs board of director meetings and is in charge of the daily operations of the company.

Since 2008, Mr. Li has also acted as the Chairman of the Henan Aluminum Processing Association as well as a standing director of the China Aluminum Processing Association where he attends conferences and activities held by the associations.

Mr. Li’s experience in the field of aluminum processing and successful entrepreneurial history are the reasons we have appointed him to our board of directors.

Chuanhong Xie, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

From 2000 to February 2003, Mr. Xie served as the deputy director of the finance department for Zhengzhou Aluminum, where he was involved in the company’s financial management.  From February 2003 to March 2005, Mr. Xie served as the administrative manager for Zhengzhou Aluminum, where he managed the executive body of the company and from March 2005 to February 2008 he was promoted to the position of director of the board and board secretary. In this position he was responsible for the management of Board of Directors and the daily production operation and management of Zhengzhou Aluminum. In February 2008 he was additionally appointed as deputy general management of Shensheng, our VIE where he has been involved in the management of the daily operations of the company.

We have appointed Mr. Xie as our officer due to the fact that he has been engaged in the operation and management work in the aluminum industry for a long time. He is very familiar with the aluminum industry and has a wealth of experience in the management of aluminum enterprises.

Guobin Wang, Director

From January 2006 to July 2008 Mr. Wang served as the manager of the human resources department for Zhengzhou Aluminum.  In July 2008, Mr. Wang was additionally appointed as director of the board and director of the shareholder’s committee.  In August 2009, Mr. Wang also became the chairman of the labor union for Zhengzhou Aluminum.  We have appointed Mr. Wang to our board of directors due to his familiarity with human resources issues and specifically human resources issues as they relate to operations of a aluminum producers and processors.

Junlin Zhang, Director

Since 1997, Mr. Zhang has served as the deputy president of China Antiseptic Technology Association, and since 1998, he has served as the chairman of Henan Jiuzhou Antiseptic Co., Ltd. In 1996, Mr. Zhang was appointed as the deputy director of Housing and Urban & Rural Construction Bureau of Changyuan, a post he currently holds.  In addition, Mr, Zhang has served as the standing director of China Enterprise Confederation and China Enterprise Association since 2000.  In November 2005, at the 3rd China International Antiseptic Congress, Mr. Zhang was awarded the Chinese Entrepreneurs Integrity, Chinese Antiseptic Master, Top 10 Entrepreneurs Antiseptic, Advanced Individual in Antiseptic prizes.  In February 2006 and February 2007, he was awarded the Yearly Good Corporate Manager prize by the Henan Construction Department.  In March 2007, he was awarded Outstanding Contribution in China Antiseptic Industry.  In April 2009, he was awarded Leading Person in China Antiseptic Industry.  In July 2010, he was awarded “Excellence in Engineering” by Bureau of Human Resources of Change County, Henan.

Other Directorships

None of our directors hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Director Independence, Board of Directors and Director Nominees

We are not required to have any independent directors.  Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which a slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders.  If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a résumé supporting the nominee’s qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders.  Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from each candidate prior to reaching a determination, and it is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses.  In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty.  As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  They may also in the future become affiliated with entities that are engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We have adopted a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
had any bankruptcy petitions filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions”, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Audit Committee

We do not currently have an audit committee or a committee performing similar functions. The Board of Directors as a whole participates in the review of our financial statements and disclosure.

Code of Ethics

We adopted a code of ethics that applies to our officers, directors and employees.

Executive Officers

The following table sets forth the name and age of our executive officers, the positions and offices held by such executive officer with us, and the period during which the executive officer has served as one of our executive officer. All officers serve at the pleasure of the board of directors.

Name	Age	Position	Directer Since
Chuanhong Xie	42	President, Chief Executive Officer, Secretary, Chief Financial Officer and Treasurer	2010

Chuanhong Xie’s biographical summary is included under “— Directors” above.

Consultants

We may retain compensation consultants to the extent we deem it necessary and appropriate.  We do not expect to delegate our authority and responsibility to make management decisions to consultants or any other persons, or for any consultant to have any discretionary authority or the authority to bind us in any material respect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

On November 8, 2010, pursuant to the closing of a share exchange transaction with Lucky Express, we issued:
•	3,136,690 shares of our common stock to Congfu Li, our Director;

•	1,692,270 shares to Junlin Zhang, our Director;

•	324,240 shares to Guobin Wang, our Director;

•	126,600 shares to Chuanhong Xie, our President, CEO, Secretary, CFO, Treasurer; and

•	1,571,130 shares to Chunlei Sheng, our affiliate

Additionally, as of June 30, 2010 we owed $8,052,813 to Zhengzhou Aluminum, the sole shareholder of our VIE, for raw material supplies and undertook the following transactions with Zhengzhou Aluminum (“ZA”) during the normal course of business during the years ended June 30, 2010 and June 30, 2009.

	Year Ended June 30,
Type of transaction	2010	2009
Sales	12,076,356	7,610,378
Purchase of raw material	49,482,529	16,865,063
Purchase of Utility	887,240	819,640
Other purchases	289,981	427,007
Prepayments of Building paid by ZA	493,307	336,656
Salary paid by ZA	445,472	384,483
Cash Receipts/(Advance)	7,795,921	-
Leasing equipment from ZA	25,021	24,897
Repair services provided by ZA	37,400	37,213
Imputed rental expense for Use of offices, plants and equipments of ZA	162,531	161,722
Others	269,046	-

We used the manufacturing plant and offices provided by Zhengzhou Aluminum for free for the years ended June 30, 2010 and 2009. The imputed rental expenses were $73,406 and $73,041 for the years ended June 30, 2010 and 2009, and were included in the rent expense and additional paid in capital of the year.

We leased manufacturing equipment from Zhengzhou Aluminum under a one year lease agreement for the period from January 1, 2009 to December 31, 2009. For the years ended June 30, 2010 and 2009, the rental expenses paid were $25,021 and $24,897 respectively, and were included in the rental expense of the year and the imputed rental expenses were $89,125 and $88,682 for the years ended June 30, 2010 and 2009 and were included in the rent expense and additional paid in capital of the year.

For the years ended June 30, 2010 and 2009, Zhengzhou Aluminum made payments of $493,307 and $336,656 for the building located in Zhengzhou Hi-tech Development Area and the land use right to which the building is attached on our behalf.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table sets forth, as of August 31 , 2011, information concerning the beneficial ownership of shares of our common stock held by our directors, our executive officers, our directors and executive officers as a group, and each person known by us to be a beneficial owner of 5% or more of our outstanding common stock.

Beneficial ownership is determined according to the rules of the SEC.  Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person has the right to acquire within 60 days after the measurement date, such as pursuant to options, warrants or convertible notes. Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information each of them has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property or similar laws may apply.  For purposes of the column for shares underlying convertible securities, in accordance with rules of the SEC, shares of our common stock underlying securities that a person has the right to acquire within 60 days of August 31 , 2011 are deemed to be beneficially owned by such person for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

Name and Address of Beneficial Owner (1)	Total Outstanding	Percent (6)
Directors and Executive Officers
Congfu Li(2)	3,228,690	32%
Chuanhong Xie (3)	126,600	1
Guobin Wang (4)	324,240	3
Junlin Zhang (5)	1,692,270	17%
Directors and executive officers as a group ( 4 persons)	5,371,800	53%

5% Beneficial Owners
Chunlei Sheng	1,571,130	16%

* Less than 1%

(1) The address for each Beneficial Owner is Building 35, No. 1 Cuizhou Road, Hi-Tech, Exploit Area, Zhengzhou City, Henan PRC.
(2) Congfu Li is a Director of the Company and our Chairman of the Board.
(3) Chuanhong Xie is our President, Chief Executive Officer, Secretary, Chief Financial Officer and Treasurer.
(4) Guobin Wang is a Director of the Company.
(5) Junlin Zhang is a Director of the Company.
(6) Based on 10,201,011 issued and outstanding shares of our common stock.

Changes in Control

As of August 31 , 2011 we had no arrangements, including pension plans and/or compensatory plans, that provide compensation in the event of termination of employment or a change in control.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by Lucky Express to or for the account of our principal executive officer during the last completed fiscal year and each other executive officer whose total compensation exceeded $100,000 in either of the last two fiscal years:

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)	Total ($)
Congfu Li (2)	2009	29,216	29,216
	2010	29,363	29,363

Chuanhong Xie (3)	2009	21,912	21,912
	2010	22,022	22,022

(1) We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.
(2) Congfu Li has served as our President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary from September 2, 2010 to November 8, 2010.
(3) Chuanhong Xie has served as our President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary from November 8, 2010.

Option Grants

As of  August 31 , 2011 we had not granted any options or stock appreciation rights to our named executive officers or directors.

Management Agreements

We have not yet entered into any consulting or management agreements with any of our current executive officers or directors.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception to August 31 , 2011. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee Interlocks and Insider Participation

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.  None of the members of our Board of Directors is an officer or employee of our company.  None of our executive officers serve, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors.

SELLING SHAREHOLDERS

This prospectus relates to the resale, by the selling shareholders named below, of up to  3,332,973 shares of our common stock issued to the selling shareholders.

The following table sets forth the number of shares beneficially owned by each of the selling shareholders as of August 31 , 2011.  Except as disclosed under this prospectus, none of the selling shareholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours.  The selling shareholders may offer the shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their names.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling shareholders and information filed with the SEC. Except as otherwise indicated, we believe that each selling shareholder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by it. The percentage of the selling shareholders’ beneficial ownership prior to the offering is based on  10,201,011 shares of our common stock issued and outstanding.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

Selling Shareholder (2)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage Of Shares Beneficially Owned Prior to the Offering (1)	Number of Shares Registered for Sale Hereby	Number of Shares of Common Stock to be Beneficially Owned after Completion of the Offering (1)
Congfu Li (3)	3,231,690	31.68%	1,066,458	2,165,232
Chuahong Xie (4)	126,600	1.24%	41,778	84,822
Guobin Wang (5)	324,240	3.18%	106,999	217,241
Junlin Zhang (6)	1,692,270	16.59%	558,449	1,133,821
Chunlei Sheng (7)	1,571,130	15.40%	518,473	1,052,657
Dejun Shang	329,710	3.23%	108,804	220,906
Yan Xu	329,710	3.23%	108,804	220,906
Jinqiao Zheng	218,770	2.14%	72,194	146,576
Fengqin Zhao	75,750	*	24,998	50,752
Kunlun Wang	116,230	1.14%	38,356	77,874
Wenling Xu	74,250	*	24,503	49,747
Yu Shi	10,000	*	3,300	6,700
Qianying Han	254,110	2.49%	83,856	170,254
Hongbin Wang	254,110	2.49%	83,856	170,254
Wei Song	254,110	2.49%	83,856	170,254
Yibo Zhang	80,150	*	26,450	53,700
Zongchao Zhao	68,310	*	22,542	45,768
Jianwei Dong	72,860	*	24,044	48,816
Jinlian Deng	73,770	*	24,344	49,426
Gaoyiang Wang	55,560	*	18,335	37,225
Rudong Yan	39,160	*	12,923	26,237
Changzheng Zhao	40,080	*	13,226	26,854
Haijun Ren	44,630	*	14,728	29,902
Quanqi Jin	66,490	*	21,942	44,548
Zhongqiang Ren	41,900	*	13,827	28,073
Dongwei Zhang	43,720	*	14,428	29,292
Baozhu Yang	45,450	*	14,999	30,451
Renhe Liu	42,810	*	14,127	28,683
Baomin Yang	40,990	*	13,527	27,463
Chunshan Zhao	53,740	*	17,734	36,006
Bo Lian	58,290	*	19,236	39,054
Shanhe Zhang	40,990		13,527	27,463
Wei Gu	71,950	*	23,744	48,206
Yanbo Wang	40,080	*	13,226	26,854
Baoying Wang	84,700	*	27,951	56,749
Yu Cui	126,600	1.24%	41,778	84,822
Constant Growth (8)	1,250	*	413	837
Moreau Ventures (9)	1,250	*	413	837
Richlink (10)	1,500	*	495	1,005
Richard L. Anslow	600		198	402
Gregg E. Jaclin	400		132	268

TOTAL	10,099,910	99.01%	3,332,973	6,766,937

* Less than 1%

(1)          We do not know when or in what amounts the selling shareholders will offer shares for sale, if at all. The selling shareholders may sell any or all of the shares included in and offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling shareholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 10,201,011 shares of our common stock issued and outstanding following completion of the offering and sale by the selling shareholders.

(2)           The selling shareholders acquired the stock being offered for resale as follows: (i) on September 2, 2010, Congfu Li acquired a total of 99,000 shares of common stock of AJ Acquisition Corp. V, Inc., (November 1, 2010, AJ Acquisition Corp. V, Inc. changed its name to China Aluminum Foil, Inc.) from Gregg Jaclin and Richard Anslow, in a private transaction for total consideration of $40,000; (ii) in consideration of consulting services provided to the Company, Congfu Li transferred 1,250 shares of the company’s common stock to Constant Growth, 1,250, shares of the Company’s common stock to Moreau Ventures and 1,500 shares of our common Stock to Richlink; (iii) on October 29, 2010, Lucky Express completed a private placement transaction or the Private Placement pursuant to which Lucky Express sold an aggregate of 990,000 shares of common stock at $0.1515 per share. As a result, Lucky Express received gross proceeds in the amount of approximately $150,000 and the total shares of outstanding common stock of Lucky Express after the Private Placement was 1,000,000 shares. All selling security holders, except Richard L. Anslow, Gregg E. Jaclin, Richlink, Constant Growth and Moreau Ventures acquired their respective shares in Lucky Express; (iv) on November 8, 2010, Lucky Express completed a reverse acquisition through a share exchange with us, whereby we acquired 100% of the issued and outstanding common stock of Lucky Express in exchange for 10,000,000 shares of our common stock. As a result of the reverse acquisition, Lucky Express became our wholly-owned subsidiary and the former shareholders of the Lucky Express became our controlling stockholders; and (v) in February 2011, 75,750 shares of our common stock held by Jinqiao Zheng were transferred to Fengqin Zhao and 74,250 shares of our common stock owned by Weihong Zang were transferred to Wenling Xu.

(3)            Congfu Li is a Director of the Company and our Chairman of the Board.

(4)            Chuanhong Xie is our President, Chief Executive Officer, Secretary, Chief Financial Officer and Treasurer.

(5)            Guobin Wang is a Director of the Company.

(6)            Junlin Zhang is a Director of the Company.

(7)            Chunlei Sheng is an affiliate of the Company and our majority shareholder.

(8)            Huangzhong Yan is the controlling shareholder of Constant Growth and exercises voting and investment control with respect to the shares held by Constant Growth.

(9)            Kevin Fickle is the controlling shareholder of Moreau Ventures and exercises voting and investment control with respect to the shares held by Moreau Ventures.

(10)            Jinqiao Zheng is the sole shareholder of Richlink and exercises voting and investment control with respect to the shares held by Richlink.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of August 31 , 2011 we had 10,201,011 shares of our common stock issued and outstanding.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights.  Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.  All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our security holders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by our Board of Directors out of funds legally available for the payment of dividends. From our inception to August 31 , 2011 we did not declare any dividends.

We do not intend to issue any cash dividends in the future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  However, it is possible that our management may decide to declare a stock dividend in the future.  Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001. As of August 31 , 2011, we did not have any issued and outstanding shares of preferred stock.  Under our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series.  The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock.

Listing

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once our shareholders have free trading shares; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

PLAN OF DISTRIBUTION

Each selling shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock included in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.  The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $                .  We will not receive any proceeds of the sale of these securities.

A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority’s, or FINRA, NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

We are paying the cost of registering the shares covered by this prospectus as well as various related expenses.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale by the selling shareholders of the shares registered hereunder.

Under applicable rules and regulations under the Exchange Act any person engaged in the distribution of the shares registered hereunder may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Reed Smith LLP (US), New York, New York, will issue a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The financial statements as of June 30, 2010 and 2009 incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Malone Bailey LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares of common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

MATERIAL CHANGES

There have been no material changes since June 30, 2010 that have not been described in this prospectus, our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2010 and October 31, 2010, or our Current Reports on Form 8-K, in each case as amended.

WHERE YOU CAN FIND MORE INFORMATION

These reports include, but are not limited to, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports. Information on our website does not constitute part of and is not incorporated by reference into this prospectus, the registration statement of which it forms a part, or any other report we file or furnish with the SEC (except to the extent such information is expressly incorporated by reference herein or therein). Our SEC reports can also be accessed through the SEC’s website at www.sec.gov and may be read or copied at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C., 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Aluminum Foil Incorporation
Nevada, United States

We have audited the accompanying consolidated balance sheets of China Aluminum Foil Incorporation and its Subsidiaries (the “Company”) as of June 30, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2010 and 2009 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

November 8, 2010

China Aluminum Foil Inc.
Consolidated Balance Sheets
 (Stated in US dollars)

	As of June 30,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$136,742	$111,725
Accounts receivable	5,003,961	63,945
Advances to suppliers	1,412,365	74,488
Other receivables	301,113	169,283
Inventory, net	3,308,935	2,137,613
Notes receivable	214,738	26,815
Total Current Assets	10,377,854	2,583,869

Prepayments for office building	1,278,768	755,476
Property, plant and equipment, net	4,207,210	4,537,666
Other assets	269,759	-

TOTAL ASSETS	$16,133,591	$7,877,011
LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$356,216	$706,228
Customer deposits	-	155,600
Accrued expenses and other liabilities	102,966	57,287
Taxes payable	62,015	6,482
Due to related parties	8,059,244	727,292
Total Current Liabilities	8,580,441	1,652,889
TOTAL LIABILITIES	$8,580,441	$1,652,889

SHAREHOLDERS’ EQUITY
Preferred stock: $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding Common Stock (par value $0.001 per share; 100,000,000 shares authorized; 100,000 shares issued and outstanding as of June 30, 2010 and 2009)	$100	$100
Additional paid in capital	7,798,387	7,634,856
Retained deficit	(390,518)	(1,540,839)
Accumulated other comprehensive income	145,181	130,005
TOTAL SHAREHOLDERS’ EQUITY	7,553,150	6,224,122

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,133,591	$7,877,011

The accompanying notes are an integrated part of these consolidated financial statements

China Aluminum Foil Inc.
Consolidated Statements of Operations and Comprehensive Income
 (Stated in US dollars)

	For the year ended
	June 30, 2010	June 30, 2009

Sales revenue	$44,133,557	$17,053,296
Cost of goods sold	42,001,203	18,002,345
Gross Profit	2,132,354	(949,049)

Operating expenses
Selling expenses	397,170	149,515
General and administrative expenses	580,494	330,135
Total operating expenses	977,664	479,650

Income (loss) from operations	1,154,690	(1,428,699)
Interest income	713	1,185
Bank Charge	(5,082)	(519)
Income (loss) before income tax	1,150,321	(1,428,033)

Income tax provision	-	-

Net Income (Loss)	$1,150,321	$(1,428,033)

Other comprehensive income
Foreign currency translation adjustments	15,176	8,570
Total Comprehensive Income (Loss)	$1,165,497	$(1,419,463)

Earnings per share - basic and diluted	11.50	(14.28)
Weighted average shares outstanding - basic and diluted	100,000	100,000

The accompanying notes are an integrated part of these consolidated financial statements

China Aluminum Foil Inc.
Consolidated Statement of Shareholders’ Equity
(Stated in US dollars)

	Common Stock		Additional	Accumulated Other Comprehensive
	No. of Shares	Amount	Paid-in Capital	Income (Loss)	Retained Earnings	Total Equity

Balance as of June 30, 2008	100,000	100	7,473,134	121,435	(112,806)	7,481,863
Net income	-	-	-	-	(1,428,033)	(1,428,033)
Leasing expense for using parent’s equipments and premises	-	-	161,722	-	-	161,722
Foreign currency translation adjustment	-	-	-	8,570	-	8,570
Balance as of June 30, 2009	100,000	100	7,634,856	130,005	(1,540,839)	6,224,122
Net income	-	-	-	-	1,150,321	1,150,321
Leasing expense for using parent’s equipments and premises	-	-	163,531	-	-	163,531
Foreign currency translation adjustment	-	-	-	15,176	-	15,176
Balance as of June 30, 2010	100,000	100	7,798,387	145,181	(390,518)	7,553,150

The accompanying notes are an integrated part of these consolidated financial statements

China Aluminum Foil Inc.
Consolidated Statements of Cash Flows
(Stated in US dollars)

	For the year ended June 30
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,150,321	$(1,428,033)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	333,548	331,321
Changes in operating assets and liabilities:
Accounts receivable	(4,939,630)	(63,945)
Note receivable	(187,761)	(26,815)
Advances to suppliers	(1,337,427)	(73,171)
Other receivables	(130,808)	(169,283)
Inventories	(1,158,416)	(2,137,613)
Prepaid expenses	(269,759)	8,960
Accounts payable	(354,276)	706,228
Customer deposits	(156,539)	155,600
Other payables	42,333	57,287
Taxes payable	55,494	6,482
Due to/from related party	(468,360)	3,065,723
CASH PROVIDED BY (USED) IN OPERATING ACTIVITIES	(7,421,280)	432,741

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,092)	(6,505)
Prepayments for office building	(518,731)	(477,369)
CASH USED IN INVESTING ACTIVITIES	(521,823)	(483,874)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	7,916,013	131,974
CASH PROVIDED BY FINANCING ACTIVITIES	7,916,013	131,974
Effect of exchange rate changes on cash and cash equivalents	52,107	27,295
NET INCREASE (DECREASE) IN CASH	25,017	108,136
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	$111,725	$3,589
CASH AND CASH EQUIVALENTS AT END OF YEAR	$136,742	$111,725

Supplementary Disclosures for Cash Flow Information:
Income taxes paid	$80,151	$658
NON-CASH INVESTING AND FINANCING ACTIVITIES
Prepayments for office building paid by Zhengzhou Aluminum	$493,307	$336,656

The accompanying notes are an integrated part of these consolidated financial statements

China Aluminum Foil Inc.
Notes to Consolidated Financial Statements
(Stated in US dollars)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Zhengzhou Shensheng Aluminum Foil Co., Ltd. (“Shensheng”) was incorporated on February 4, 2008 in Zhengzhou City, Henan Province, People’s Republic of China (the“PRC”) with registered capital of RMB 60 million ($8,342,255). Mr. Congfu Li is the controlling shareholder of Zhengzhou Aluminum Co., Ltd., (“Zhengzhou Aluminum”) and 100% of equity interest of Shensheng is held by Zhengzhou Aluminum. Shensheng is primarily engaged in manufacturing and sales of aluminum foils products in China.  China Aluminum Foil, Inc. (“China Aluminum”, or “the Company”, formerly “AJ Acquisition Corp V, Inc.”) was incorporated in the State of Nevada on January 29, 2010. The business purpose of the Company is to seek the acquisition of or merger with, an existing company.

Prior to the incorporation on February 4, 2008, Shensheng was a division of Zhengzhou Aluminum.  On January 22, 2008, the shareholders of Zhengzhou Aluminum consented to separate the division from the Group and incorporate into a new company.  Zhengzhou Aluminum transferred its equipments to Shensheng and the assets transferred were recorded at historical cost as it was a transfer between entities under common control.

Lucky Express (China) Limited (the “Company” or “Lucky”) was incorporated under laws of Hong Kong, PRC, on April 22, 2010 to serve as the intermediate holding company.  Mr. Congfu Li, the controlling interest holder of Shensheng acquired 100% of outstanding shares of this Company on September 20, 2010.

Zhengzhou Shentong Investment Consulting Co., Ltd. (“Shentong”) was incorporated on August 10, 2010 in Zhengzhou City, Henan Province, PRC, and is a wholly owned foreign enterprise (“WOFE”) of the Company.

On August 12, 2010, prior to the reverse acquisition, Shentong entered into a series of VIE agreements with Zhengzhou Aluminum and Shensheng.  Pursuant to the VIE agreements, Shensheng became Shentong’s variable interest entity.  The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE agreements include:

•
A Consultation Agreement, pursuant to which Shentong has the exclusive right to provide to Shensheng general business operation services, including advice and strategic planning, as well as consulting services related human resources, staffing and training (the “Services”).  Under this agreement, Shentong owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services.

An Operating Agreement, pursuant to which, Shentong provides guidance and instructions on Shensheng’ daily operations, financial

•
management and employment issues.  The Shensheng Shareholder must designate the candidates recommended by Shentong as their representatives on the boards of directors of Shensheng.  Shentong has the right to appoint senior executives of Shensheng.  In addition, Shentong agrees to guarantee Shensheng’s performance under any agreements or arrangements relating to Shensheng’s business arrangements with any third party.  Shensheng, in return, agrees to pledge their accounts receivable and all of their assets to Shentong.  Moreover, Shensheng agrees that without the prior consent of Shentong, Shensheng will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party.

•
A Share Pledge Agreement, under which the Shensheng Shareholder pledged all of their equity interests in Shensheng to Shentong to guarantee Shensheng’s performance of their obligations under the Consultation Agreement.

•
An Option Agreement, under the option agreement between the Shensheng Shareholder and Shentong, the Shensheng Shareholder irrevocably granted Shentong or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Shensheng for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law.  Shentong or its designated person has sole discretion to decide when to exercise the option, whether in part or in full.

•
A Proxy Agreement, pursuant to which, the Shensheng Shareholder agreed to irrevocably grant a person to be designated by Shentong with the right to exercise the Shensheng Shareholder’s voting rights and their other rights, including the attendance at and the voting of the Shensheng Shareholder’s shares at shareholders’ meetings (or by written consent in lieu of such meetings) in accordance with applicable laws and its Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of Shensheng, and appoint and vote for the directors and Chairman as the authorized representative of the Shensheng Shareholder.

Through the above agreements entered, the Company’s wholly owned subsidiary, Shentong, controls the significant transactions of Shensheng and is deemed the primary beneficiary of the VIE-Shensheng.

On September 2, 2010, Congfu Li acquired a total of 99,000 shares of AJ Acquisition Corp. V, Inc., (the “Company”) from Gregg Jaclin and Richard Anslow, in a private transaction for total consideration of $40,000.  After the acquisition, Mr. Li owned 99% of the issued and outstanding stock of the Company.

On November 8, 2010, Lucky Express completed a reverse acquisition with through a share exchange with the Company whereby the Company acquired 100% of the issued and outstanding common stock of Lucky Express in exchange for 10,000,000 shares of the Company.  As a result of the reverse acquisition, Lucky Express became the Company’s wholly-owned subsidiary and the former shareholders of the Lucky Express became controlling stockholders of the Company.  The share exchange transaction was treated as a reverse acquisition, with Lucky Express as the accounting acquirer and the Company as the acquired party.

The acquisition of Shensheng’s controlling interest has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of preparation

The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of the Company and all of its wholly owned subsidiary and its VIE as of June 30, 2010 and 2009, and for the years ended June 30, 2010 and 2009, and have been prepared in accordance with U.S Generally Accepted Accounting Principles (“US GAAP”).

(b) Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its majority owned subsidiaries and its VIE, Shensheng. All significant inter-company transactions and balances have been eliminated in consolidation.

The Company evaluates each of its interests in Shensheng to determined Shensheng is a VIE of the Company.  Through the contractual arrangements described in the Note 1, Shentong is deemed the primary beneficiary of Shensheng.  Accordingly, the results of Shensheng have been included in the accompanying consolidated financial statements for the years ended June 30, 2010 and 2009.

During the years ended June 30, 2010 and 2009, the Company provided no funding to Shensheng.

The following financial statement amounts and balances of Shensheng were included in the accompanying consolidated financial statements as of and for the year ended June 30, 2010 and 2009:

	June 30, 2010	June 30, 2009
Total assets	$16,133,591	$7,877,011
Total liabilities	8,580,441	1,652,889
Revenue	44,133,557	17,053,296
Cost of revenue	42,001,203	18,002,345
Net income	1,150,321	(1,428,033)
Cash provided by (used in) operating activities	(7,421,280)	432,741
Cash used in investing activities	521,823	483,874
Cash provided by financing activities	7,916,013	131,974

(c) Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates.

(d) Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. As of June 30, 2010 and 2009, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to accounts receivable, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for accounts receivable and maintains an allowance for doubtful accounts of accounts receivable.

(e) Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of June 30, 2010 and 2009, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

(f) Allowance for doubtful debts

The Company establishes an allowance for doubtful debts based on management’s assessment of the collectability of trade receivables. A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

(g) Inventories

Merchandized inventories are stated at the lower of cost or market. Cost is determined using the weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a salable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared with current or committed inventory levels. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory aging analyses. The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

(h) Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation is provided on straight-line basis over their estimated useful lives as set out below:

Classification	Useful Life	Residual Value
Machinery and equipment	15 years	5%
Electronic equipment	5 years	5%
Office furniture	5 years	5%

Maintenance or repairs, which do not extend the lives of the respective assets, are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

(i) Impairment of long-lived assets

In accordance with ASC 360, “Property, Plant and Equipment”, the Company reviews the carrying values of long-lived assets, including property, plant and equipment and other intangible assets, whenever facts and circumstances indicate that the assets may be impaired.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.  If an asset is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal. The Company performs the impairment evaluation every six months. The Company would determine the fair market value based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model.

For the years ended June 30, 2010 and 2009, the Company performed an annual impairment review of long-lived assets and concluded that there was no impairment loss.

As of June 30, 2010 and 2009, there was no assets group for which the fair value close to or not significantly exceeding the carry value.

(j) Revenue recognition

The Company derived revenues from sales of aluminum foils products, aluminum ingots and providing processing services. The Company recognizes sales in accordance with United States Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” and SAB No. 104, “Revenue Recognition.” The Company recognizes revenue when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services were rendered, (iii) the price to the customer is fixed or determinable and (iv) the collection of the resulting receivable is reasonably assured.

Product revenue is not recognized until title and risk of loss is transferred to the customer, which occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have were met. Processing service revenue is recognized upon service rendered. Written sales agreements or customers purchase orders, which specify price, product specifications, and quantity, are used as evidence of an arrangement. In the PRC, value added tax (“VAT”) of 17% on invoiced amount is collected on behalf of tax authorities. Revenues represent the invoiced value of goods, net of VAT.

(k) Cost of sales

Cost of sales consists primarily of material costs, freight charges, direct labor, overhead and related costs, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of sales.

(l) Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to ASC 740 “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The provision for income taxes represents current taxes payable net of the change during the period in deferred tax assets and liabilities.

(m) Comprehensive income

The Company has adopted the provisions of ASC 220 “Reporting Comprehensive Income” which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. During the periods presented, other comprehensive income includes cumulative translation adjustment from foreign currency translation.

(n) Foreign currency translation

The functional currency of the Company is Chinese currency Renminbi (“RMB”) and its reporting currency is U.S. Dollars (“USD”).

Since RMB is not freely convertible into foreign currencies, all foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company prepared in RMB are translated into the Company’s reporting currency USD. Balance sheet accounts with the exception of equity are translated using the closing exchange rate in effect at the balance sheet date, income and expense accounts are translated using the average exchange rate prevailing during the reporting period and the equity accounts were stated at their historical exchange rate.

Adjustments resulting from the translation included in accumulated other comprehensive income in stockholder’s equity were $145,181 and $130,005 as of June 30, 2010 and 2009, respectively.

The exchange rates used for foreign currency translation were as follows ($1 = RMB):

Period Covered	Balance Sheet Date Rates	Annual Average Rates
Year ended June 30, 2009	6.8319	6.8455
Year ended June 30, 2010	6.7909	6.8114

(o) Fair value of financial instruments

ASC 820 “Fair Value Measurements and Disclosures”, adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables qualify as financial instruments. Management concluded the carrying values are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•
Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.  It is management’s opinion that as of June 30, 2010 and 2009, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet.  This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

(p) Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(q) Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued SFAS No. 141R (Now included in ASC 805), "Business Combinations" which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and for disclosure to enable evaluation of the nature and financial effects of the business combination. The Company adopted this standard as of January 1, 2009 and to the adoption did not have an impact on the Company’s financial statements.

Effective July 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (Now ASC 820), which provides guidance on how to measure assets and liabilities that use fair value. ASC 820 applies whenever another U.S. GAAP standard requires (or permits) measurement of assets or liabilities at fair value, but does not expand the use of fair value to any new circumstances. The Company also adopted FASB Staff Position ("FSP") No. FAS 157-2, which allows the Company to partially defer the adoption of ASC820. This FSP defers the effective date of ASC 820 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Nonfinancial assets and nonfinancial liabilities include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in paragraph 6 of Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The adoption of ASC 820 had no impact on our financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (Now ASC 855), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. ASC 855 is effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 855 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued revised guidance on the consolidation of variable interest entities. The revised guidance requires an analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity. Additionally, the revised guidance requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary.  This guidance will be effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009.

The Company evaluated the impact of this standard, and does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In December 2009, the FASB codified Consolidations - Improvements to Financial Reporting by Enterprises Involved with VIEs, guidance which was issued by the FASB in June 2009.  The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and has (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity.  An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The adoption of this standard will have no material impact on the Company’s consolidated financial statements.

 NOTE 3 – INVENTORY

 As of June 30, 2010 and 2009, inventory consists of the following:

	As of June 30,
	2010	2009

Work in progress	$3,087,754	$1,325,738
Finished goods	220,499	806,077
Auxiliaries (Spare parts)	682	5,798
Total	$3,308,935	$2,137,613

NOTE 4 – ADVANCE TO SUPPLIERS

 Advance to suppliers represents amounts prepaid for raw materials. The advances are applied against amounts due to the supplier as the materials are received.

	As of June 30,
	2010	2009

Advance to suppliers	$1,412,365	$74,488
Total	$1,412,365	$74,488

NOTE 5 – PROPERTIES, PLANT AND EQUIPMENT, NET

As of June 30, 2010 and 2009, property, plant and equipment consisted of the following:

	As of June 30,
	2010	2009

Machinery and equipment	$4,976,456	$4,973,629
Electronic equipment	3,017	2,752
Total	4,979,473	4,976,381
Accumulated depreciation	(772,263)	(438,715)
Net book value	$4,207,210	$4,537,666

Depreciation expense for the years ended June 30, 2010 and 2009 was $333,548 and $331,321 respectively and was allocated to the following expense items:

	Year Ended June 30,
	2010	2009

Overhead of inventory	$9,396	$316,710
Cost of sales	323,800	14,298
General and administrative	352	313
Total	$333,548	$331,321

NOTE 6 – PREPAYMENT FOR OFFICE BUILDING

In March 2009, Shensheng entrusted one of its executives to enter an agreement to purchase an office building located in Zhengzhou Hi-tech Development Area as well as the land use right to which the building is attached. Pursuant to the trust agreement, both parties agree the trustee holds the legal title of the building and the land use right for Shensheng until the purchase is fully closed. As of June 30, 2010, Shensheng has fully paid off the payment of this property acquisition and the total payment for the building and land use right is RMB 8,638,986 ($1,278,768).  Among the total payment, RMB 4,200,000 ($ 613,660) and RMB 7,550,000 ($1,106,967) was paid by Zhengzhou Aluminum as of June 30, 2009 and 2010 respectively.

As of June 30, 2010, the legal title transfer for the building and the land use right to Shensheng is in process.

NOTE 7 – OTHER LONG TERM ASSETS

	Year Ended June 30,
	2010	2009

Long-term deferred expenses	$269,759	$-
Total	$269,759	$-

Long-term deferred expenses represent the overhaul expenditures incurred for the equipments in the year ended June 30, 2010 and are amortized in a 3 year life.

The overhaul expenditures incurred in the year ended June 30, 2010 represents the costs of major parts replacement and relevant overhaul and maintenance expenditures incurred in July 2009 for a rolling mill which was shutdown in June 2009 due to a small fire accident on the machine.

NOTE 8 – ACCRUED EXPENSES AND OTHER LIABILITIES

As of June 30, 2010 and June 30, 2009, the accrued expenses and other liabilities consist of the following:

	Year Ended June 30,
	2010	2009

Accrued audit fee	$99,966	$49,684
Other payables	$3,000	7,603
Total	$102,966	$57,287

NOTE 9 – RELATED PARTY BALANCE AND TRANSACTIONS

Due to related party

As of June 30, 2010 and June 30, 2009, due to related party was summarized as follows:

	Year Ended June 30,
	2010	2009

Zhengzhou Aluminum Co., Ltd.	$8,059,244	$727,292
Total	$8,059,244	$727,292

Related party transactions

The company has undertaken business transactions in the ordinary course of business with Zhengzhou Aluminum (“ZA”), the main related party of the Company. During the years ended June 30, 2009 and 2010, the transactions were summarized as follows:

	Year Ended June 30,
Type of transaction	2010	2009

Sales	$12,076,356	$7,610,378
Purchase of raw materials	49,482,529	16,865,063
Purchase of utility	887,240	819,640
Other purchases	289,981	427,007
Prepayments of building paid by ZA	493,307	336,656
Salary paid by ZA	445,472	384,483
Cash receipts	7,795,921	-
Leasing equipment from ZA	25,021	24,897
Repair services provided by ZA	37,400	37,213
Imputed rental expense for use of offices, plants, and equipments of ZA	162,531	161,722
Others	269,046	-

The Company used Zhengzhou Aluminum’s manufacturing plant and offices for free for the years ended June 30, 2010 and 2009. The imputed rental expenses were $73,406 and $73,041 for the years ended June 30, 2010 and 2009, and were included in the rent expense and additional paid in capital of the year.

The Company leased manufacturing equipment from Zhengzhou Aluminum under a one year lease agreement for the period from January 1, 2009 to December 31, 2009. For the years ended June 30, 2010 and 2009, the rental expenses paid were $25,021 and $24,897 respectively, and were included in the rental expense of the year and the imputed rental expenses were $89,125 and $88,682 for the years ended June 30, 2010 and 2009 and were included in the rent expense and additional paid in capital of the year.

For the years ended June 30, 2010 and 2009, Zhengzhou Aluminum made the payment of $493,307 and $336,656 for the building located in Zhengzhou Hi-tech Development Area and the land use right to which the building is attached on behalf of the Company.

NOTE 10 – SHAREHOLDER’S EQUITY

The Company’s equity is comprised of the common stock, additional paid-in capital and retained earnings of the Company.

On April 22, 2010, the Company issued 10,000 shares for par value of $0.1287 (HK$1) on incorporation with an authorized share capital of 10,000,000 ordinary shares at par value of $0.1287 each.

By using the annual rent set forth in rental agreements entered during the year ended June 30, 2010 and subsequently entered in October 2010, by Shensheng and ZA, the imputed rental expenses are proportionally calculated for all periods that those properties were used for free during the years ended June 30, 2010 and 2009.

NOTE 11 – INCOME TAXES

HK

The Company was incorporated in Hong Kong and, under the current Hong Kong Inland Revenue Ordinance; the Company is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong.  For the years ended June 30, 2010 and 2009, no provision for Hong Kong tax has been made as the Company has no taxable income generated from operations in Hong Kong during the year.

PRC

The Company’s PRC subsidiary Shentong and VIE Shensheng were incorporated in the PRC and are governed by the Enterprise Income Tax Law of the PRC (“EIT Law”). The Company is subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after tax adjustments in 2009 and 2008 respectively.

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a foreign-invested enterprise in China to its direct holding company incorporated in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE).

 As of June 30, 2010 and 2009, the Company was still in loss position; therefore no deferred tax liability was recognized related to the undistributed earnings subject to withholding tax.

	Year Ended June 30,
	2010	2009
Deferred tax assets
Non operating loss carrying forwards	$16,482	$346,210
Fixed assets transferred	238,726	252,499
Total deferred tax assets	255,208	598,709
Valuation allowance	(255,208)	(598,709)
Net deferred tax assets	$-	$-

Net operating loss carry forward of the Company amounted to $55,843 and $1,379,120 for the years ended June 30, 2010 and 2009.

In assessing the reliability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled projected future taxable income, and tax planning strategies in making this assessment. As of June 30, 2009 and 2010, deferred income tax assets represented the operating loss carryforwards of the Company, and depreciation of equipments transferred from Zhengzhou Aluminum. Management believes that the Company’s cumulative losses arising from recurring business in recent years, constituted significant negative evidence that deferred tax assets would not be realizable and this evidence outweighed the expectations that the Company would generate future taxable income. Therefore, a full valuation allowance has been provided against the Company’s deferred income tax assets as of June 30, 2009 and 2010.

The Company is in accumulated loss for the years ended June 30, 2010 and 2009, therefore no tax provision was provided. The reconciliation between the U.S. statutory income tax rate and the Company’s effective tax rate is as below:

	Year Ended June 30,
	2010	2009

U.S. Federal income tax statutory rate	35%	35%
PRC statutory income tax rate (25%) difference	(10%)	(10%)
Non-deductible items for income tax	4%	3%
Changes in valuation allowance for DTA	(29%)	(28%)
Effective tax rate	-	-

NOTE 12 –COMMITMENTS AND CONTINGENCIES

Lease Obligation

The rental expense under operating lease was $25,021 and $24,897 for the years ended June 30, 2010 and 2009. The Company has entered into a tenancy agreement for the lease of office premises and manufacturing plan subsequent to the year end. As of June 30, 2010, the Company’s commitments for minimum lease payments under these non-cancelable operating leases for the next five years are as follows:

Year	Minimum Lease Payments
2011	$73,406
2012	73,406
2013	-
2014	-
2015 and thereafter	-
Total	$146,812

NOTE 13 –OPERATING RISKS

Country risk

The Company has significant operations in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Exchange risk

The Company can not guarantee the Renminbi, Hong Kong dollar and US dollar exchange rate will remain steady, therefore the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi, Hong Kong dollar and US dollar. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC currently allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

NOTE 14 –CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at June 30, 2010 and 2009 was maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

For the year ended June 30, 2010, the Company generated 71.1% of its revenue from three customers and for the year ended June 30, 2009, the Company generated 68.8% of its revenues from four customers.

The Company was dependent on single-source vendor for aluminum ingots. For the year ended June 30, 2010, purchase (net of VAT) from one vendor accounted for 72.4% of the total net purchase of the Company and for the year ended June 30, 2009, purchase (net of VAT) from one vendor accounted for 93.9% of the total net purchase of the Company.

NOTE 15 – RESTRICTED NET ASSETS

In accordance with China’s Company Laws, the Company’s subsidiary and VIE in China are required to make appropriations each year to a statutory surplus fund, a non-distributable reserve fund, of the amount equivalent to 10% of their each year’s after-tax profit (as determined under PRC GAAP). Appropriation will no longer be required when the surplus fund has reached 50% of the registered capital of the company. Where there are accumulated losses brought forward from previous years, the after-tax profit is first used to compensate for the losses before the 10% appropriation can be made of the residual after-tax profit. Consequently, payment of any dividends can only be made out of the residual after-tax profit after compensation of previous losses and appropriation to statutory surplus fund.

In addition, the use of the statutory surplus fund is restricted to the uses of offsetting previous accumulated losses or increasing the registered capital of the company only. As of June 30, 2010, the after-tax profit that would have to be realized in future periods to compensate for Shensheng's accumulated losses is $384,093.

Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, can be made in foreign currencies without prior SAFE approval through certain procedural mechanisms. Therefore, Shentong Investment can pay dividends in foreign currencies to us without prior approval from SAFE.

NOTE 16 –SUBSEQUENT EVENTS

On July 1, 2010, the Company entered into a tenancy agreement with Zhengzhou Aluminum to lease the office and manufacturing premises for a 2-year period.

On August 10, 2010, Zhengzhou Shentong Investment Consulting Co., Ltd. (“Shentong”) was incorporated and is a wholly owned foreign enterprise (“WOFE”) of the Company.

On August 12, 2010, Shentong entered into a series of agreements with Zhengzhou Aluminum and Shensheng, including Consulting Agreement and Operating Agreement, which entitled Shentong to substantially all of the economic benefits of Shensheng in consideration for consulting services provided by Shentong to Shensheng; an Option Agreement allowing Shentong to acquire the shares of Shensheng when permitted by PRC laws; Powers of Attorney that provide Shentong with the voting rights of Shensheng’s shareholder and Equity Interest Pledge Agreement that pledges the shares in Shensheng to Shentong without transferring legal ownership in Shensheng to Shentong. As the result of restructuring, Shensheng became a variable interest entity (“VIE”) and is included in the consolidated group.

On September 2, 2010, Congfu Li acquired a total of 99,000 shares of AJ Acquisition Corp. V, Inc., (the “Company”) from Gregg Jaclin and Richard Anslow, in a private transaction for total consideration of $40,000.  After the acquisition, Mr. Li owned 99% of the issued and outstanding stock of the Company.

On October 29, 2010, the Company completed a private placement transaction (the “Private Placement”) pursuant to which, the Company issued 990,000 shares of common stock, which are on a post merger basis, and received gross proceeds in the amount of approximately $160,000.  These shares were issued without a prospectus pursuant to Regulation S of the Securities Act of 1933.

On November 8, 2010, Lucky Express completed a reverse acquisition with through a share exchange with the Company whereby the Company acquired 100% of the issued and outstanding common stock of Lucky Express in exchange for 10,000,000 shares of the Company. As a result of the reverse acquisition, Lucky Express became the Company’s wholly-owned subsidiary and the former shareholders of the Lucky Express became controlling stockholders of the Company. The share exchange transaction was treated as a reverse acquisition, with Lucky Express as the accounting acquirer and the Company as the acquired party.

Pursuant to the terms of the Stock Purchase Agreement entered by Mr. Congfu Li, the Chairman of the Company (“the Buyer”), and the original shareholders of the Company before the reverse merger (“the Seller”) on September 2, 2010, the Seller should hold 1% of the total issued and outstanding shares of the Company post merger.  On March 14, 2011, the Company issued 101,011 shares of ordinary stocks to the Seller and no proceeds were received from this offering. After the shares issuance, the Company’s total number of outstanding stocks is 10,201,011.

China Aluminum Foil, Inc.
Consolidated Balance Sheets
(Stated in US dollars)
	March 31, 2011	June 30, 2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,177,119	$136,742
Accounts receivable	3,771,589	5,003,961
Advances for inventory purchase	178,430	1,412,365
Advances for services	200,762	-
Other receivables	357,561	301,113
Deferred Tax Asset - Current	235,381	-
Inventories, net	4,200,868	3,308,935
Notes receivable	376,731	214,738
Total Current Assets	11,498,441	10,377,854

Prepayments for office building	1,324,505	1,278,768
Property, plant and equipment, net	4,428,913	4,207,210
Deferred Tax Asset - Long term	-	-
Other assets	181,531	269,759

TOTAL ASSETS	$17,433,390	$16,133,591
LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$785,831	$356,216
Customer deposits	166,926	-
Accrued expenses and other liabilities	24,426	102,966
Taxes payable	36,787	62,015
Due to related parties	6,872,890	8,059,244
Total Current Liabilities	7,886,860	8,580,441
TOTAL LIABILITIES	$7,886,860	$8,580,441

SHAREHOLDERS’ EQUITY
Preferred stock: $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock: ( $0.001 par value; 100,000,000 shares authorized; 10,201,011 and 100,000 shares issued and outstanding as of March 31, 2011 and June 30, 2010 respectively)	$10,201	$100
Additional paid in capital	8,049,498	7,798,387
Retained earnings/(deficit)	699,989	(390,518)
Accumulated other comprehensive income	786,842	145,181
TOTAL SHAREHOLDERS’ EQUITY	9,546,530	7,553,150
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	17,433,390	$16,133,591

The accompanying notes are an integrated part of these consolidated financial statements

China Aluminum Foil Inc.
Consolidated Statements of Operations and Comprehensive Income
 (Stated in US dollars)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales revenue	$16,037,652	$9,341,391	53,482,873	$27,654,919
Cost of goods sold	15,675,528	9,444,388	51,908,416	26,378,202
Gross Profit	362,124	(102,997)	1,574,457	1,276,717

Operating expenses
Selling expenses	17,392	64,613	83,219	287,798
General and administrative expenses	150,185	25,632	342,282	292,520
Total operating expenses	167,577	90,245	425,501	580,318

Income (loss) from operations	194,547	(193,242)	1,148,956	696,399
Interest income	22,501	126	23,201	588
Bank Charge	114	(193)	(1,097)	(808)

Income (loss) before income tax	217,162	(193,309)	1,171,060	696,179

Current Income Tax Expense	50,854	-	311,798	-
Deferred Income Tax Expense (Benefit)	2,730	-	(231,245)	-

Net Income (Loss)	$163,578	$(193,309)	1,090,507	$696,179

Other comprehensive income
Foreign currency translation adjustments	113,607	15,556	641,661	277,793
Total Comprehensive Income (Loss)	$277,185	$(177,753)	1,732,168	$973,972

Earnings Per Share - basic and diluted	0.02	(1.93)	0. 11	6.96
Weighted average shares outstanding - basic and diluted	10,120,202	100,000	10,072,757	100,000

The accompanying notes are an integrated part of these consolidated financial statements

China Aluminum Foil, Inc.
Consolidated Statement of Shareholder’s Equity
(Stated in US dollars)

	Common Stock			Accumulated
	No. of Shares	Amount	Additional Paid-in Capital	Other Comprehensive Income	Retained Earnings (deficit)	Total Shareholder’s Equity
Balance as of June 30, 2010	100,000	$100	$7,798,387	$145,181	$(390,518)	$7,553,150
Net income for the period	-	-	-	-	1,090,507	1,090,507
Foreign currency translation adjustment	-	-	-	641,661	-	641,661
Private placement completed on October 29, 2010	9,900,000	9,900	150,076	-	-	159,976
Share issued in reverse merger on November 8, 2010	100,000	100	(100)	-	-	-
Issuance of 101,011 shares with no proceeds on March 18, 2011	101,011	101	(101)	-	-	-
Imputed interest for free use of the shareholder’s facility	-	-	101,236	-	-	101,236
Balance as of March 31, 2011 (Unaudited)	10,201,011	$10,201	$8,049,498	$786,842	$699,989	$9,546,530

The accompanying notes are an integrated part of these consolidated financial statements.

China Aluminum Foil Inc.
Consolidated Statements of Cash Flows
(Stated in US dollars)

	Nine Months Ended
	March 31, 2011	March 31, 2010
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,090,507	$696,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	171,249	144,659
Changes in operating assets and liabilities:
Accounts receivable	1,359,460	(2,982,264)
Advances to suppliers	1,071,561	(114,245)
Other receivables	(29,735)	(195,635)
Inventories	(807,894)	(1,603,036)
Deferred tax asset	(235,381)	-
Prepaid expenses	95,079	76,950
Accounts payable	420,568	(516,076)
Customer deposits	166,926	13,458
Other payables	(81,155)	(4,594)
Taxes payable	(26,803)	13,023
Due to/from related party	(1,391,039)	6,204,070
CASH PROVIDED BY OPERATING ACTIVITIES	1,803,343	1,732,489

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(10,272)	(143,001)
Prepayments for office building	(13,259)	(516,252)
Notes receivable	(156,539)	(810,757)
CASH USED IN INVESTING ACTIVITIES	(180,070)	(1,470,010)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution in private placement	159,976	-
CASH PROVIDED BY FINANCING ACTIVITIES	159,976	-
Effect of exchange rate changes on cash and cash equivalents	257,128	3,866
NET INCREASE IN CASH	2,040,377	266,345
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	$136,742	$111,725
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,177,119	$378,070

Supplementary Disclosures for Cash Flow Information:
Income taxes paid	$185,612	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES

Imputed interest to the related party	$101,236	$36,603
The accompanying notes are an integrated part of these consolidated financial statements.

China Aluminum Foil, Inc.
Notes to Consolidated Financial Statements
(Stated in US dollars)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Zhengzhou Shensheng Aluminum Foil Co., Ltd. (“Shensheng”) was incorporated on February 4, 2008 in Zhengzhou City, Henan Province, People’s Republic of China (the“PRC”) with registered capital of RMB 60 million ($8,342,255). Mr. Congfu Li is the controlling shareholder of Zhengzhou Aluminum Co., Ltd., (“Zhengzhou Aluminum”) and 100% of equity interest of Shensheng is held by Zhengzhou Aluminum. Shensheng is primarily engaged in manufacturing and sales of aluminum foils products in China. China Aluminum Foil, Inc. (“China Aluminum”, or “the Company”, formerly “AJ Acquisition Corp V, Inc.”) was incorporated in the State of Nevada on January 29, 2010. The business purpose of the Company is to seek the acquisition of or merger with, an existing company.

Prior to the incorporation on February 4, 2008, Shensheng was a division of Zhengzhou Aluminum.  On January 22, 2008, the shareholders of Zhengzhou Aluminum consented to separate the division from the Group and incorporate into a new company.  Zhengzhou Aluminum transferred its equipments to Shensheng and the assets transferred were recorded at historical cost as it was a transfer between entities under common control.

Lucky Express (China) Limited (“Lucky Express”) was incorporated under laws of Hong Kong, PRC, on April 22, 2010 to serve as the intermediate holding company. Mr. Congfu Li, the controlling interest holder of Shensheng acquired 100% of outstanding shares of this Company on September 20, 2010.

Zhengzhou Shentong Investment Consulting Co., Ltd. (“Shentong”) was incorporated on August 10, 2010 in Zhengzhou City, Henan Province, PRC, and is a wholly owned foreign enterprise (“WOFE”) of the Company.

On August 12, 2010, prior to the reverse acquisition, Shentong entered into a series of VIE agreements with Zhengzhou Aluminum and Shensheng.  Pursuant to the VIE agreements, Shensheng became Shentong’s variable interest entity.  The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE agreements include:

•
A Consultation Agreement, pursuant to which Shentong has the exclusive right to provide to Shensheng general business operation services, including advice and strategic planning, as well as consulting services related human resources, staffing and training (the “Services”).  Under this agreement, Shentong owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services.

•
An Operating Agreement, pursuant to which, Shentong provides guidance and instructions on Shensheng’ daily operations, financial management and employment issues.  The Shensheng Shareholder must designate the candidates recommended by Shentong as their representatives on the boards of directors of Shensheng.  Shentong has the right to appoint senior executives of Shensheng.  In addition, Shentong agrees to guarantee Shensheng’s performance under any agreements or arrangements relating to Shensheng’s business arrangements with any third party. Shensheng, in return, agrees to pledge their accounts receivable and all of their assets to Shentong.  Moreover, Shensheng agrees that without the prior consent of Shentong, Shensheng will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party.

•
A Share Pledge Agreement, under which the Shensheng Shareholder pledged all of their equity interests in Shensheng to Shentong to guarantee Shensheng’s performance of their obligations under the Consultation Agreement.

•
An Option Agreement, under the option agreement between the Shensheng Shareholder and Shentong, the Shensheng Shareholder irrevocably granted Shentong or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Shensheng for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law.  Shentong or its designated person has sole discretion to decide when to exercise the option, whether in part or in full.

•
A Proxy Agreement, pursuant to which, the Shensheng Shareholder agreed to irrevocably grant a person to be designated by Shentong with the right to exercise the Shensheng Shareholder’s voting rights and their other rights, including the attendance at and the voting of the Shensheng Shareholder’s shares at shareholders’ meetings (or by written consent in lieu of such meetings) in accordance with applicable laws and its Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of Shensheng, and appoint and vote for the directors and Chairman as the authorized representative of the Shensheng Shareholder.

On September 2, 2010, Congfu Li acquired a total of 99,000 shares of AJ Acquisition Corp. V, Inc., (the “Company”) from Gregg Jaclin and Richard Anslow, in a private transaction for total consideration of $40,000.  After the acquisition, Mr. Li owned 99% of the issued and outstanding stock of the Company.

On October 29, 2010, the Company completed a private placement transaction (the “Private Placement”) pursuant to which, the Company issued 990,000 shares of common stock, which are on a post merger basis, and received gross proceeds in the amount of approximately $160,000.  These shares were issued without a prospectus pursuant to Regulation S of the Securities Act of 193.

On November 8, 2010, Lucky Express completed a reverse acquisition with through a share exchange with the Company whereby the Company acquired 100% of the issued and outstanding common stock of Lucky Express in exchange for 10,000,000 shares of the Company. As a result of the reverse acquisition, Lucky Express became the Company’s wholly-owned subsidiary and the former shareholders of the Lucky Express became controlling stockholders of the Company. The share exchange transaction was treated as a reverse acquisition, with Lucky Express as the accounting acquirer and the Company as the acquired party.

Pursuant to the terms of the Stock Purchase Agreement entered by Mr. Congfu Li, the Chairman of the Company (“the Buyer”), and the original shareholders of the Company before the reverse merger (“the Seller”) on September 2, 2010, the Seller should hold 1% of the total issued and outstanding shares of the Company post merger.  On March 14, 2011, the Company issued 101,011 shares of ordinary stocks to the Seller and no proceeds were received from this offering.  After the shares issuance, the Company’s total number of outstanding stocks is 10,201,011.

The acquisition of Shensheng’s controlling interest has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of preparation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).  The consolidated balance sheet was derived from the audited consolidated financial statements of the Company.  The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of June 30, 2010 of the Company.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of March 31, 2011, and the results of operations and cash flows for the nine months ended March 31, 2011 and 2010, have been made.  The results of operations for the nine months ended March 31, 2011 are not necessarily indicative of the results for the full fiscal year ending June 30, 2011.

(b) Basis of consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and it’s VIE.  All significant inter-company transactions and balances have been eliminated upon consolidation.

(c) Use of Estimates

The preparation of unaudited interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes.  Significant estimates in unaudited interim consolidated financial statements include allowances for doubtful accounts receivable, the economical useful lives of property and equipment and income taxes.  Despite our intention to establish accurate estimates and reasonable assumptions, actual results could differ materially from these estimates and assumptions.

(d) Accounts receivable

The reported balance of accounts receivable is stated at the carrying amount net of the Company’s best estimate of the allowance for doubtful accounts.  Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using the age of the receivables and knowledge of individual customers.  The Company writes off an account when it is considered to be uncollectible.  As of March 31 2011, the Company determined that no allowance for doubtful accounts was necessary.

(e) Inventories

Inventories are stated at the lower of cost or market.  Cost is determined using the weighted average basis and includes both the costs of acquisition and the costs of manufacturing in our inventory costs.  These costs include direct material, all expenditures incurred in bringing the goods to the point of sale and putting them in a salable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared with current or committed inventory levels.  The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory aging analyses.  The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

(f) Cost of sales

Cost of sales consists primarily of direct material costs, direct labor, overhead and other related costs which are directly attributable to product production.  Sales tax of 5% and other surcharges which are directly related to the amount of revenue is also included in cost of sales.  Selling, general, and administrative costs are charged to expense as incurred.

(g) Income taxes

The Company adopts ASC Topic 740 (formerly SFAS No. 109, “Accounting for income taxes”) and uses liability method to accounts for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse.  The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.  The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date.

(h) Comprehensive income

The Company has adopted the provisions of ASC 220 “Reporting Comprehensive Income” which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.  During the periods presented, other comprehensive income includes cumulative translation adjustments from foreign currency translation.

(i) Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.  A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

As of March 31, 2011 and June 30, 2010, accounts receivable, net consists of the following:

	March 31, 2011	June 30, 2010
	(Unaudited)
Accounts receivable	$3,771,589	$5,003,961
Less: allowance for doubtful accounts	-	-
Total	$3,771,589	$5,003,961

The reported balance of accounts receivable is stated at the carrying amount net of the Company’s best estimate of the allowance for doubtful accounts.  As of March 31, 2011 and June 30, 2010, the Company determined that no allowance for doubtful accounts was necessary.

NOTE 4 – ADVANCE FOR SERVICES

As of March 31, 2011, the Company prepaid approximately $200,000 to Richlink for consulting services provided for assisting the Company listed on U.S. stock market.

NOTE 5 – INVENTORIES

As of March 31, 2011 and June 30, 2010, inventory consists of the following:

	March 31, 2011	June 30, 2010
	(Unaudited)
Raw materials	52,150	-
WIP	$3,151,323	$2,087,754
Finished goods	955,803	1,220,499
Auxiliaries (Spare parts)	41,592	682
Total	$4,200,868	$3,308,935

NOTE 6 – CUSTOMER DEPOSIT

The Company required certain amounts of deposits from its customers.  The customers deposits are recorded as a liability when the Company receives it and will be recognized as revenue upon the products are delivered.  As of March 31, 2011 and June 30, 2010, the balance of customer deposits are $166,926 and $0, respectively.

NOTE 7 – RELATED PARTY TRANSACTIONS AND BALANCES

We conducted the following transactions with Zhengzhou Aluminum (“ZA”), the shareholder of our VIE subsidiary, Shensheng.

	Three Months Ended		Nine Months Ended
	3/31/2011	3/31/2010	3/31/2011	3/31/2010
Sales to ZA	$6,177,251	1,712,774	$16,463,913	$5,003,424
Purchase of raw materials from ZA	14,519,691	10,353,606	53,857,856	30,169,259
Purchase of utility from ZA	243,493	198,157	694,201	621,918
Other purchases from ZA	259,907	7,538	604,460	94,642
Salary paid by ZA	132,259	94,436	333,998	353,198
Processing fee to ZA	13,658	45,838	46,580	170,608
Repair services provided by ZA	0	0	0	125,781
Imputed rental expense for use of offices, plants, and equipments of ZA	63,231	0	75,656	177,755

As of March 31, 2011 and June 30, 2010, the amounts due to Zhengzhou Aluminum were $6,872,890 and $8,059,244, respectively.

NOTE 8 – INCOME TAXES

The Company’s PRC subsidiaries Shensheng is governed by the Income Tax Law of the People’s Republic of China.  In the nine months ended March 31, 2011 and 2010, under the Income Tax Laws of PRC, the Company is subject to an income tax at a statutory rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments.

The Company’s effective income tax rate was 7% and 0% for the nine months ended March 31, 2011 and 2010, respectively.  The difference between effective tax rate and statutory tax rate primarily represented the tax effects on non-taxable income and non-deductible expenses.

NOTE 9 - EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income by weighted average number of shares of common stock outstanding during each period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.  At March 31, 2011 and 2010, the Company had no common stock equivalents that could potentially dilute future earnings per share.

NOTE 10 – STOCKHOLDER’S EQUITY

Pursuant to the terms of the Stock Purchase Agreement entered by Mr. Congfu Li, the Chairman of the Company (“the Buyer”), and the original shareholders of the Company before the reverse merger (“the Seller”) on September 2, 2010, the Seller should hold 1% of the total issued and outstanding shares of the Company post merger.  On March 14, 2011, the Company issued 101,011 shares of common stocks to the Seller and no proceeds were received from this offering. After the shares issuance, the Company’s total number of outstanding stocks is 10,201,011.

China Aluminum Foil, Inc.

3,332,973  Shares of Common Stock

Prospectus

           , 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.        Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the SEC registration fees.

	To be Paid by the Registrant
SEC registration fees	$	*
Legal fees and expenses		$100,000
Accounting fees and expenses		$20,000
Printing and engraving expenses	$	*
Transfer agent’s fees	$	*
Miscellaneous fees and expenses		$5,000
Total		$125,000
*To be provided by amendment.

Item 14.       Indemnification and Limited Liability

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

•	Article V of our Bylaws; and

•	Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15.       Recent Sales of Unregistered Securities

During the last three years, we completed the following sales of unregistered securities:

•
On January 29, 2010 we issued 100,000 shares of our common stock to our founders at $0.001 per share or $1,000 for services performed.  These shares were issued under exemptions from registration found in Section 4(2) of the Securities Act of 1933 and were consequently transferred in private transactions;

•
On November 8, 2010 we issued 10,000,000 shares of our common stock to 35 non-US shareholders pursuant to the closing of a share exchange agreement.  These shares were issued without a prospectus pursuant to Regulation S of the Securities Act of 1933.

•
On October 29, 2010, the Company completed a private placement transaction (the “Private Placement”) pursuant to which, the Company issued 990,000 shares of common stock, which are on a post merger basis, and received gross proceeds in the amount of approximately $160,000.  These shares were issued without a prospectus pursuant to Regulation S of the Securities Act of 1933.

•
Pursuant to the terms of the Stock Purchase Agreement entered by Mr. Congfu Li, the Chairman of the Company (“the Buyer”), and the original shareholders of the Company before the reverse merger (“the Seller”) on September 2, 2010, the Seller should hold 1% of the total issued and outstanding shares of the Company post merger.  On March 14, 2011, the Company issued 101,011 shares of ordinary stocks to the Seller and no proceeds were received from this offering.  After the shares issuance, the Company’s total number of outstanding stocks is 10,201,011.

Our reliance upon the exemption under Section 4(2) of the Securities Act was based on the fact that the issuance of the securities did not involve a “public offering”. Each offering was not a “public offering” as defined in Section 4(2) due to the number of persons involved in the deal, the size of the offering, the manner of the offering and the number of securities offered. We did not undertake an offering in which we sold a high number of shares to a significant number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that the shares are restricted pursuant to Rule 144 under the Securities Act. This restriction ensures that these shares will not be immediately redistributed into the market and will therefore not be part of a “public offering”. The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

The shares issued to non-US shareholders were issued without a prospectus pursuant to Regulation S under the Securities Act.  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the shares were completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. Each investor who relied on Regulation S was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 16.       Exhibits and Financial Statement Schedules.

 (a) Exhibits.

The following exhibits are filed with this registration statement:

Exhibit No.	Description
2.1	Share Exchange Agreement with Lucky Express dated November 8, 2010 (3)
3.1	Articles of Incorporation of China Aluminum Foil, Inc. (formerly AJ Acquisition V, Inc.) (1)
3.2	Articles of Merger filed with the Nevada Secretary of State on November 1, 2010 (2)
3.3	Bylaws of China Aluminum Foil, Inc. (formerly AJ Acquisition V, Inc.) (1)
5.1	Legal opinion of Reed Smith LLP (4)
10.1	Consultation Agreement between Shentong Investment and Shensheng dated August 12, 2010.(3)
10.2	Operating Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.3	Share Pledge Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.4	Option Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.5	Proxy Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.6	Trademark License Agreement. (3)
10.7	Patent License Agreement. (3)
14.1	Code of Ethics. (3)
16.1	Letter to the SEC from Li & Company, PC. (3)
21	List of Subsidiaries (3)
23.1	Consent of Malone Bailey LLP
23.2	Consent of Reed Smith LLP (to be included in Exhibit 5.1) (4)
24.1	Power of Attorney of Congfu Li, Chuanhong Xie, Guobin Wang and Junlin Zhang (5)

(1)	Included as an exhibit to our Registration Statement on Form 10 filed on February 12, 2010; file number 000-53890
(2)	Included as an exhibit to our Current Report filed on November 3, 2010; file number 000-53890
(3)	Included as an exhibit to our Current Report filed on November 10, 2010; file number 000-53890
(4)	To be filed by amendment.
(5)	Included on signature page to our Registration Statement on Form S-1 filed on March 18, 2011; file number 333-172944

b) Financial Statement Schedules.  Not applicable.

Item 17.      Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.  2  to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beijing, on  August 31 , 2011.

CHINA ALUMINUM FOIL, INC.

By:	/s/Chuanhong Xie
Chuanhong Xie, President, Chief Executive Officer, Secretary, Chief Financial Officer and Treasurer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Share Exchange Agreement with Lucky Express dated November 8, 2010 (3)
3.1	Articles of Incorporation of China Aluminum Foil, Inc. (formerly AJ Acquisition V, Inc.) (1)
3.2	Articles of Merger filed with the Nevada Secretary of State on November 1, 2010 (2)
3.3	Bylaws of China Aluminum Foil, Inc. (formerly AJ Acquisition V, Inc.) (1)
5.1	Legal opinion of Reed Smith LLP (4)
10.1	Consultation Agreement between Shentong Investment and Shensheng dated August 12, 2010.(3)
10.2	Operating Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.3	Share Pledge Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.4	Option Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.5	Proxy Agreement between Shentong Investment, Shensheng, and the Shensheng Shareholder dated August 12, 2010. (3)
10.6	Trademark License Agreement. (3)
10.7	Patent License Agreement. (3)
14.1	Code of Ethics. (3)
16.1	Letter to the SEC from Li & Company, PC. (3)
21	List of Subsidiaries (3)
23.1	Consent of Malone Bailey LLP
23.2	Consent of Reed Smith LLP (to be included in Exhibit 5.1) (4)
24.1	Power of Attorney of Congfu Li, Chuanhong Xie, Guobin Wang and Junlin Zhang (5)

(1)	Included as an exhibit to our Registration Statement on Form 10 filed on February 12, 2010; file number 000-53890
(2)	Included as an exhibit to our Current Report filed on November 3, 2010; file number 000-53890
(3)	Included as an exhibit to our Current Report filed on November 10, 2010; file number 000-53890
(4)	To be filed by amendment.
(5)	Included on signature page to our Registration Statement on Form S-1 filed on March 18, 2011; file number 333-172944